Exhibit 10.1

Execution Version

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of June 19, 2020, is entered into by and among: (i) AAC Holdings, Inc., a Nevada corporation (“AAC”), each of its direct and indirect Subsidiaries (as defined below), (such Subsidiaries, together with AAC, each, a “Debtor” and, collectively, the “Debtors”); (ii) each of the Prepetition Lenders (as defined below) (or nominees, investment managers, advisors or subadvisors for the Prepetition Lenders) identified on the signature pages hereto (such Persons (as defined below) described in this clause (ii), each, an “Initial Consenting Lender” and, collectively, the “Initial Consenting Lenders”); and (iii) each of the other Prepetition Lenders (or nominees, investment managers, advisors or subadvisors for the Prepetition Lenders) that becomes a party to this Agreement after the Restructuring Support Effective Date (as defined below) in accordance with the terms hereof by executing and delivering a Joinder Agreement (as defined below) (such Persons described in this clause (iii), together with the Initial Consenting Lenders, each, a “Consenting Lender” and, collectively, the “Consenting Lenders”). Each of the Debtors and the Consenting Lenders are referred to herein as a “Restructuring Support Party” and, collectively, the “Restructuring Support Parties”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet (as defined below).

PRELIMINARY STATEMENTS

WHEREAS, as of the date hereof, the Initial Consenting Lenders collectively own or control, in the aggregate, (a) in excess of 89% of the aggregate principal amount of the outstanding Prepetition Priming Facility Loans (as defined below) and (b) in excess of 60% of the aggregate principal amount of the outstanding Prepetition Syndicated Facility Loans (as defined below);

WHEREAS, the Restructuring Support Parties have agreed to implement a comprehensive restructuring of the Debtors in accordance with, and subject to the terms and conditions set forth in, this Agreement and in the Restructuring Term Sheet attached hereto as Exhibit A (including any schedules, annexes and exhibits attached thereto, each as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Term Sheet”) (such restructuring, for the avoidance of doubt, being defined as the “Restructuring” in the Restructuring Term Sheet and more fully described therein);

WHEREAS, this Agreement is the product of arm’s-length, good faith negotiations among the Restructuring Support Parties and their respective advisors;

WHEREAS, the Restructuring contemplates the Debtors commencing voluntary, pre-arranged reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effectuate the Restructuring, which will be implemented pursuant to a chapter 11 plan of reorganization consistent in all material respects with the terms of this Agreement and otherwise in form and substance acceptable to the Requisite Parties (such plan, together with all exhibits, schedules and attachments thereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Plan”);

Execution Version

WHEREAS, certain of the Initial Consenting Lenders have agreed to provide the DIP Facility (as defined below), subject to the terms and conditions set forth in the DIP Loan Documents (as defined in the DIP Commitment Letter (as defined below)) and this Agreement; and

WHEREAS, the Restructuring Support Parties desire to express to each other their mutual support and commitment in respect of the matters discussed herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Restructuring Support Parties, intending to be legally bound, agrees as follows:

1.	Restructuring Term Sheet.

The Restructuring Term Sheet sets forth the material terms and conditions of the Restructuring; provided, however, the Restructuring Term Sheet is supplemented by the terms and conditions of this Agreement. The Restructuring Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein, and any reference herein to “this Agreement” (except for references to “this Agreement” set forth in (i) the first sentence of this Section 1 and (ii) Section 11) shall be deemed to include the Restructuring Term Sheet.

2.	Certain Definitions; Rules of Construction.

As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; provided, that, for purposes of this Agreement, none of the Debtors shall be deemed to be Affiliates of any Consenting Lender. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by contract or otherwise). A Related Fund of any Person shall be deemed to be the Affiliate of such Person.

(b) “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of assets, financing (whether debt or equity), recapitalization or restructuring of any of the Debtors, other than the Restructuring. For the avoidance of doubt, a Sale Transaction as contemplated by the Restructuring Term Sheet is not an Alternative Transaction.

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(c) “Bid Deadline” means the deadline by which potential purchasers of (x) all or substantially all of the assets or equity of the Debtors in connection with a Sale Transaction (as defined in the Restructuring Term Sheet) or (y) a portion of the assets of the Debtors in connection with a Partial Sale (as defined in the Restructuring Term Sheet), as applicable, must submit a bid to the Debtors.

(d) “Bidding Procedures” means any bidding procedures governing the Sale Transaction or Partial Sale, including, among other things, the Bid Deadline and the auction deadline (if necessary), which bidding procedures shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Requisite Parties.

(e) “Bidding Procedures Motion” means a motion to be filed by the Debtors with the Bankruptcy Court seeking Bankruptcy Court approval of the Bidding Procedures, which motion shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Requisite Parties.

(f) “Bidding Procedures Order” means an order of the Bankruptcy Court approving the Bidding Procedures, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Requisite Parties.

(g) “Business Day” means any day other than a day which is a Saturday, Sunday or legal holiday on which banks in the City of New York are authorized or obligated by Law to close.

(h) “Claim” has the meaning ascribed to such term in section 101(5) of the Bankruptcy Code.

(i) “Claims and Interests” means, as applicable, the Prepetition Secured Credit Facility Claims, the Other Claims and/or Equity Interests in any of the Debtors.

(j) “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Requisite Parties.

(k) “Consenting Lenders’ Advisors” means, collectively, (i) Stroock & Stroock & Lavan LLP (“Stroock”), as counsel to the Initial Consenting Lenders, (ii) Young Conaway Stargatt & Taylor, LLP, as Delaware counsel to the Initial Consenting Lenders, (iii) FTI Consulting, Inc. as financial advisor to the Initial Consenting Lenders, and (iv) Moelis & Company, as investment banker to the Initial Consenting Lenders.

(l) “DIP Commitment Letter” means the commitment letter attached as Exhibit C hereto (including the DIP Term Sheet attached as an exhibit thereto) with respect to the DIP Facility.

(m) “DIP Credit Agreement” means the credit agreement for the DIP Facility and all related documents, orders, agreements, instruments, schedules or exhibits to be executed and delivered in connection therewith, each of which shall be materially consistent with this Agreement and otherwise in form and substance acceptable to the Requisite Parties.

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(n) “DIP Facility” means the debtor-in-possession financing to be provided to the Debtors in accordance with and subject to the terms and conditions set forth in the DIP Commitment Letter, including all related documents, orders, agreements, instruments, schedules or exhibits to be executed and delivered in connection therewith, each of which shall be in form and substance acceptable to the Requisite Parties and the Required DIP Commitment Parties (as defined in the DIP Commitment Letter).

(o) “DIP Motion” means a motion to be filed by the Debtors with the Bankruptcy Court seeking Bankruptcy Court approval of the DIP Facility, which motion shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Requisite Parties.

(p) “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

(q) “Disclosure Statement” means the disclosure statement for the Plan that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure and other applicable Law, and all exhibits, schedules, supplements, modifications and amendments thereto, all of which shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Requisite Parties.

(r) “Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Requisite Parties.

(s) “Effective Date” means the date upon which all of the conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms of the Plan.

(t) “Encumbrance” means any charge, covenant, easement, encumbrance, pledge, security interest, mortgage, deed of trust, hypothecation, lien, defect in title, restriction on transfer or other similar restriction or right of any kind or nature, whether voluntarily incurred or imposed by or arising under contract or Law.

(u) “Equity Interests” means, with respect to any Person, (i) any capital stock (including common stock and preferred stock), limited liability company interests, transferable interests, partnership interests or other equity, ownership, beneficial or profits interests of such Person, and (ii) any options, warrants, securities, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other agreements, arrangements or rights of any kind that are convertible into, exercisable or exchangeable for, or otherwise permit any Person to acquire, any capital stock (including common stock and preferred stock), limited liability company interests, transferable interests, partnership interests or other equity, ownership, beneficial or profits interests of such Person.

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(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

(w) “Exit Facility Documents” means the definitive documents governing the Exit Facilities (as defined in the Restructuring Term Sheet), which shall be in form and substance acceptable to the Requisite Parties.

(x) “Final DIP Order” means a final order of the Bankruptcy Court approving the DIP Motion, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Requisite Parties.

(y) “Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

(z) “Interim DIP Order” means an interim order of the Bankruptcy Court approving the DIP Motion, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Requisite Parties.

(aa) “Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Entity.

(bb) “Material Adverse Effect” means, other than the filing and prosecution of the Chapter 11 Cases and any transaction contemplated by this Agreement or any Restructuring Documents, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact (each, an “Event”) that, following the Restructuring Support Effective Date, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either (i) the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole or (ii) the ability of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement.

(cc) “Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

(dd) “Other Claims” means any and all Claims against any of the Debtors other than any Prepetition Secured Credit Facility Claims.

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(ee) “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, or any legal entity or association.

(ff) “Plan Supplement” means the supplement or supplements to the Plan containing certain schedules, documents, forms of documents and/or term sheets relevant to the implementation of the Plan, to be filed with the Bankruptcy Court prior to the hearing held by the Bankruptcy Court to consider confirmation of the Plan, each of which shall contain terms and conditions consistent in all material respects with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Requisite Parties.

(gg) “Prepetition Agents” means the Prepetition Priming Facility Agent and the Prepetition Syndicated Facility Agent.

(hh) “Prepetition Credit Agreements” means, collectively, the Prepetition Priming Credit Agreement and the Prepetition Syndicated Credit Agreement.

(ii) “Prepetition Lenders” means, collectively, the Prepetition Priming Facility Lenders and the Prepetition Syndicated Facility Lenders.

(jj) “Prepetition Priming Credit Agreement” means that certain Credit Agreement, dated as of March 8, 2019, as amended, supplemented or otherwise modified from time to time, among AAC, as borrower, the guarantors party thereto, the lenders party thereto and the Prepetition Priming Facility Agent.

(kk) “Prepetition Priming Facility Agent” means Ankura Trust Company, LLC as successor to Credit Suisse AG, in its capacity as administrative agent and collateral agent under the Prepetition Priming Credit Agreement, together with its successors and permitted assigns in such capacities.

(ll) “Prepetition Priming Facility Lenders” has the meaning given to the term “Lenders” in the Prepetition Priming Credit Agreement.

(mm) “Prepetition Priming Facility Loans” has the meaning given to the term “Loans” in the Prepetition Priming Credit Agreement.

(nn) “Prepetition Priming Loan Documents” has the meaning given to the term “Loan Documents” in the Prepetition Priming Credit Agreement.

(oo) “Prepetition Secured Credit Facility Claims” means any and all Claims against any of the Debtors arising under or in respect of either of the Prepetition Credit Agreements.

(pp) “Prepetition Secured Credit Facility Documents” means, collectively, the Prepetition Priming Loan Documents and the Prepetition Syndicated Loan Documents.

(qq) “Prepetition Secured Loans” means, collectively, the Prepetition Priming Facility Loans and the Prepetition Syndicated Facility Loans.

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(rr) “Prepetition Syndicated Credit Agreement” means that certain Credit Agreement, dated as of June 30, 2017, as amended, supplemented or otherwise modified from time to time, among AAC, as borrower, the guarantors party thereto, the lenders party thereto and the Prepetition Syndicated Facility Agent.

(ss) “Prepetition Syndicated Facility Agent” means Ankura Trust Company, LLC as successor to Credit Suisse AG, in its capacity as administrative agent and collateral agent under the Prepetition Syndicated Credit Agreement, together with its successors and permitted assigns in such capacities.

(tt) “Prepetition Syndicated Facility Lenders” has the meaning given to the term “Lenders” in the Prepetition Syndicated Credit Agreement.

(uu) “Prepetition Syndicated Facility Loans” has the meaning given to the term “Loans” in the Prepetition Syndicated Credit Agreement.

(vv) “Prepetition Syndicated Loan Documents” has the meaning given to the term “Loan Documents” in the Prepetition Syndicated Credit Agreement.

(ww) “Proceeding” means any action, claim, complaint, investigation, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation or other proceeding of any nature, whether civil, criminal, administrative or otherwise, in Law or in equity.

(xx) “Qualified Marketmaker” means an entity that: (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Claims and Interests, or enter with customers into long and/or short positions in Claims and Interests, in its capacity as a dealer or market maker in such Claims and Interests, and (ii) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers.

(yy) “Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled or managed by (i) such Person, (ii) an Affiliate of such Person, or (iii) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor or subadvisor.

(zz) “Requisite Consenting Lenders” means, as of any date of determination, the Consenting Lenders who own or control as of such date at least (i) a majority of the aggregate principal amount of the Prepetition Priming Facility Loans owned or controlled by all of the Consenting Lenders as of such date and (ii) a majority of the aggregate principal amount of the Prepetition Syndicated Facility Loans owned or controlled by all of the Consenting Lenders as of such date.

(aaa) “Requisite Parties” means the Debtors and the Requisite Consenting Lenders.

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(bbb) “Restructuring Documents” means all agreements, instruments, pleadings, orders, forms and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate this Agreement, the Plan and/or the Restructuring, including, but not limited to, (i) the Bidding Procedures, the Bidding Procedures Motion and the Bidding Procedures Order, (ii) the Plan and the Plan Supplement, (iii) the Disclosure Statement and any motion seeking the approval thereof and related Solicitation materials, (iv) the Disclosure Statement Order, (v) the Confirmation Order, (vi) any “first day” motions (the “First Day Motions”), (vii) the ballots, the motion to approve the form of the ballots and the Solicitation, and the order of the Bankruptcy Court approving the form of the ballots and the Solicitation, (viii) the DIP Loan Documents and the DIP Orders, (ix) any purchase and sale agreement in connection with a Partial Sale or Sale Transaction, (x) the Organizational Documents of Reorganized AAC (as defined in the Restructuring Term Sheet) in connection with a Reorganization Transaction, (xi) any Exit Facility Documents, if applicable, (xii) the New Warrants (as defined in the Restructuring Term Sheet), and (xiii) any documentation relating to the use of cash collateral, distributions provided to the holders of any Claims and Interests or other related documents, each of which shall contain terms and conditions that are consistent in all material respects with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Requisite Parties, including with respect to any modifications, amendments or supplements of such Restructuring Documents during the Restructuring Support Period; provided that if this Agreement otherwise provides that a Restructuring Document must be acceptable (including reasonably acceptable) to a specified Person or group of Persons (other than the Requisite Parties), then such Restructuring Document need only be acceptable (or reasonably acceptable) to such specified Person or group of Persons and not the Requisite Parties unless otherwise expressly provided for herein.

(ccc) “Restructuring Support Period” means the period commencing on the Restructuring Support Effective Date (or, with respect to any Consenting Lender that becomes a party hereto after the Restructuring Support Effective Date, as of the date such Consenting Lender becomes a party hereto) and ending on the earlier of (i) the Effective Date and (ii) the date on which this Agreement is terminated in accordance with Section 5 hereof.

(ddd) “Solicitation” means the solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code and the applicable procedures approved by the Bankruptcy Court and set forth in the Disclosure Statement Order.

(eee) “Subsidiary” means, as of any time of determination and with respect to any specified Person, (i) any corporation more than fifty percent (50%) of the voting or capital stock of which is, as of such time, directly or indirectly owned by such Person, (ii) any limited liability company, partnership, limited partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest thereof, (iii) any corporation, limited liability company, partnership, limited partnership, joint venture, association, or other entity in which such Person, directly or indirectly, has the power to elect or direct the election of more than fifty percent (50%) of the members of the board of directors, board of managers, managing member, general partner or similar governing body of such entity as of such time, and (iv) solely with respect to AAC, any “Subsidiary” as defined in the Prepetition Secured Credit Facility Documents.

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(fff) “Transaction Expenses” means all fees, costs and expenses of each of the Consenting Lenders, including, without limitation, the documented fees, costs and expenses of the Consenting Lenders’ Advisors, in each case, (i) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement, the Plan, the Disclosure Statement and/or any of the other Restructuring Documents, and/or the transactions contemplated thereby, and/or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and, to the extent applicable, (ii)(A) consistent with any engagement letters or fee reimbursement letters entered into between the Debtors and the Consenting Lenders’ Advisors (as supplemented and/or modified by this Agreement), as applicable, or (B) as provided in the DIP Orders.

Unless otherwise specified, references in this Agreement to any Section, subsection, clause, subclause or paragraph refer to such Section, subsection, clause, subclause or paragraph as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section, subsection, clause, subclause or paragraph contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

3.	Agreements of the Consenting Lenders.

(a) Support of Restructuring. Each of the Consenting Lenders hereby agrees severally (and not jointly) that, for the duration of the Restructuring Support Period, unless otherwise required or prohibited by Law, such Consenting Lender shall:

(i) support the Restructuring as contemplated by this Agreement; provided that no Consenting Lender shall be obligated to waive (to the extent waivable by such Consenting Lender) any condition to the consummation of any part of the Restructuring set forth in any Restructuring Document;

(ii) take all reasonable actions necessary to facilitate the implementation and consummation of the Restructuring, including consenting to the relief sought in the DIP Motion (including the granting of a first priority priming lien on the DIP Collateral (as defined in the DIP Commitment Letter) pursuant to the terms of the DIP Commitment Letter and consent to the use of cash collateral), DIP Orders, Bidding Procedures, Bidding Procedures Motion, and the Bidding Procedures Order in accordance with the terms and conditions of this Agreement, and not withdraw or revoke such consent;

(iii) (A) subject to the receipt of the Disclosure Statement approved by the Disclosure Statement Order, timely vote, or cause to be voted, all of the Claims and Interests held by such Consenting Lender at the voting record date provided for in the Disclosure Statement Order by timely delivering its duly executed and completed ballot(s) accepting the Plan following commencement of the Solicitation, and (B) not change, withdraw or revoke such vote (or cause or direct such vote to be changed, withdrawn or revoked); provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Consenting Lender at any time following the expiration or termination of the Restructuring Support Period with respect to such Consenting Lender (it being understood that any termination of the Restructuring Support Period with respect to a Consenting Lender shall entitle such Consenting Lender to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation materials with respect to the Plan shall be consistent with this proviso);

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(iv) not, directly or indirectly,

(A) seek, solicit, support, encourage, propose, assist, consent to, vote for, or enter or participate in any discussions, negotiations, agreements, understandings or other arrangements with any Person regarding, any Alternative Transaction;

(B) support or encourage the termination or modification of any Debtor’s exclusive period for the filing of a plan of reorganization, or any Debtor’s exclusive period to solicit a plan of reorganization;

(C) seek to convert any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, seek to dismiss any of the Chapter 11 Cases or request the appointment of a trustee or examiner in any Chapter 11 Case;

(D) oppose or object to, or support any other Person’s efforts to oppose or object to, the approval of the First Day Motions, the DIP Motion (including the use of cash collateral and priming of the Prepetition Secured Credit Facility Claims (or other Claims and Interests) by the DIP Facility), the Bidding Procedures, the Disclosure Statement, the Plan and any other motions filed by any of the Debtors in furtherance of the Restructuring that are consistent in all material respects with this Agreement or which are otherwise reasonably acceptable to the Requisite Parties; or

(E) take any other action that is materially inconsistent with this Agreement or any of the other Restructuring Documents, or that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation, solicitation, confirmation, or consummation of the Restructuring in a material manner (including the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, confirmation of the Plan, or consummation of the Restructuring pursuant to the Plan), including, (I) initiating any Proceeding or taking any other action to oppose the execution or delivery of any of the Restructuring Documents, the performance of any obligations of any party to any of the Restructuring Documents or the consummation of the transactions contemplated by any of the Restructuring Documents, (II) initiating any Proceeding or taking any other action to amend, supplement or otherwise modify any of the Restructuring Documents, which amendment, modification or supplement is not consistent in all material respects with this Agreement or otherwise reasonably acceptable to the Requisite Parties, or (III) initiating any Proceeding or taking any other action, or exercising or seeking to exercise any rights or remedies as a holder of Claims and Interests that is barred by or is otherwise materially inconsistent with this Agreement or any of the other Restructuring Documents.

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(v) negotiate in good faith the terms and conditions of, execute, perform its obligations under, and consummate the transactions contemplated by, the Restructuring Documents to which it is (or will be) a party; provided, however, that no Consenting Lender shall be obligated to waive (to the extent waivable by such Consenting Lender) any condition to the consummation of any part of the Restructuring set forth in any Restructuring Document;

(vi) timely vote or cause to be voted its Claims and Interests against any Alternative Transaction; and

(vii) if any holder of Prepetition Secured Loans has requested the applicable Prepetition Agent to exercise rights or remedies under or with respect to either of the Prepetition Credit Agreements or any of the other Prepetition Secured Credit Facility Documents, or if either of the Prepetition Agents announces that it intends to exercise, or exercises, rights or remedies under or with respect to either of the Prepetition Credit Agreements or any of the other Prepetition Secured Credit Facility Documents, in any such case in a manner materially inconsistent with the Restructuring, direct the applicable Prepetition Agent not to exercise any rights or remedies, or assert or bring any claims, under or with respect to either of the Prepetition Credit Agreements or any of the other Prepetition Secured Credit Facility Documents; provided, however, that nothing in this clause (vii) shall require the Consenting Lenders to waive any Default (as defined in the Prepetition Credit Agreements) or Event of Default (as defined in the Prepetition Credit Agreements) or any of the Obligations (as defined in the Prepetition Credit Agreements) or release or terminate any of the Encumbrances on any of the Collateral (as defined in the Prepetition Credit Agreements).

Notwithstanding anything in this Agreement to the contrary, (x) no Consenting Lender shall be required to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Lender, (y) no Consenting Lender shall be construed as providing any commitment or obligation to advance any funds to, or purchase any securities of, any of the Debtors (except in the case of a Consenting Lender that is also a DIP Lender, such DIP Lender’s DIP Commitments (as defined in the DIP Commitment Letter) (subject to the DIP Loan Documents (as defined in the DIP Commitment Letter)), and (z) nothing in this Agreement shall limit any of the rights or remedies of the DIP Agent or any of the DIP Lenders under or with respect to any of the DIP Loan Documents or any of the DIP Orders.

(b) Rights of Consenting Lenders Unaffected. Nothing contained herein shall: (i) limit (A) the rights of a Consenting Lender under any applicable bankruptcy, insolvency, foreclosure or similar Proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not materially inconsistent with such Consenting Lender’s obligations hereunder, (B) the ability of a Consenting Lender to purchase, sell or enter into any transactions regarding the Claims and Interests, subject to the terms hereof, (C) except as set forth in this Agreement, any right or remedy of any Consenting Lender under, as applicable, (x) the Prepetition Credit Agreements or any of the other Prepetition Secured Credit Facility Documents and (y) any other applicable agreement, instrument or document that gives rise to a Consenting Lender’s Claims and Interests, (D) the ability of a Consenting Lender to

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consult with any of the other Restructuring Support Parties, holders of Prepetition Secured Loans or any other party in interest regarding the Restructuring, (E) the rights of any Consenting Lender to engage in any discussions, enter into any agreements or take any other action regarding matters to be effectuated after the expiration or termination of the Restructuring Support Period, or (F) the ability of a Consenting Lender to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the other Restructuring Documents; (ii) constitute a waiver or amendment of any term or provision of (x) the Prepetition Credit Agreements or any of the other Prepetition Secured Credit Facility Documents or (y) any other agreement, instrument or document that gives rise to a Consenting Lender’s Claims and Interests; (iii) constitute a waiver of any Default or Event of Default; or (iv) constitute a termination or release of any Encumbrances on the Collateral.

(c) Transfers. Each Consenting Lender agrees severally (and not jointly) that, for the duration of the Restructuring Support Period, such Consenting Lender shall not, directly or indirectly, sell, transfer, loan, issue, pledge, hypothecate, assign, grant, or otherwise dispose of (including by participation) (collectively, “Transfer”), in whole or in part, any of its Claims and Interests, or any option thereon or any right or interest therein (including granting any proxies with respect to any Claims and Interests, depositing any Claims and Interests into a voting trust or entering into a voting agreement with respect to any Claims and Interests), unless the transferee of such Claims and Interests (the “Transferee”) either (i) is a Consenting Lender at the time of such Transfer or (ii) prior to the effectiveness of such Transfer, agrees in writing, for the benefit of the Restructuring Support Parties, to become a Restructuring Support Party hereunder as a Consenting Lender and to be bound by all of the terms and conditions of this Agreement applicable to a Consenting Lender (including with respect to any and all Claims and Interests it already may own or control prior to such Transfer), by executing a joinder agreement, substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”), and by delivering an executed copy thereof to (A) counsel to the Debtors and (B) Stroock (at the address set forth in Section 21 hereof), as counsel to the Initial Consenting Lenders, in which event (x) the Transferee shall be deemed to be a Consenting Lender hereunder to the extent of such transferred Claims and Interests (and all Claims and Interests it already may own or control prior to such Transfer) and (y) the transferor Consenting Lender shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement solely to the extent of such transferred Claims and Interests; provided, however, that such Transfer shall not release any Consenting Lender that is also a DIP Lender from its commitments under, and subject to, the DIP Loan Documents. Notwithstanding the foregoing, the restrictions on Transfer set forth in this Section 3(c) shall not apply to the grant of any Encumbrances on any Claims and Interests in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which Encumbrance is released upon the Transfer of such Claims and Interests. Each Consenting Lender agrees severally (and not jointly) that any Transfer of any Claims and Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each of the Debtors and each other Consenting Lender shall have the right to enforce the voiding of such Transfer.

(d) Qualified Market Maker. Notwithstanding anything herein to the contrary: (i) any Consenting Lender may Transfer any of its Claims and Interests to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Consenting Lender; provided, however, that the Qualified Marketmaker

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subsequently Transfers all rights, title and interest in such Claims and Interests to a Transferee that is or becomes a Consenting Lender as provided above, and the Transfer documentation between the transferor Consenting Lender and such Qualified Marketmaker shall contain a requirement that provides as such; and (ii) to the extent any Consenting Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer any Claims and Interests that it acquires from a holder of such Claims and Interests that is not a Consenting Lender without the requirement that the Transferee be or become a Consenting Lender. Notwithstanding the foregoing, if, at the time of the proposed Transfer of any Claims and Interests to a Qualified Marketmaker, such Claims and Interests (x) may be voted on the Plan or any Alternative Transaction, the proposed transferor Consenting Lender must first vote such Claims and Interests in accordance with the requirements of Section 3(a) hereof, (y) may be used to direct the applicable Prepetition Agent in accordance with the terms of the Restructuring, the proposed transferor Consenting Lender must first direct the applicable Prepetition Agent in accordance with the requirements of Section 3(a) hereof, or (z) have not yet been and may not yet be voted on the Plan or any Alternative Transaction and such Qualified Marketmaker does not Transfer such Claims and Interests to a subsequent Transferee prior to the fifth (5th) Business Day prior to the expiration of the voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation between the transferor Consenting Lender and such Qualified Marketmaker shall have provided that the Qualified Marketmaker shall), on the first (1st) Business Day immediately following the Qualified Marketmaker Joinder Date, become a Consenting Lender with respect to such Claims and Interests in accordance with the terms hereof and vote such Claims and Interests in accordance with the requirements of Section 3(a) hereof (provided, that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Lender with respect to such Claims and Interests at such time that a subsequent Transferee of such Claims and Interests becomes a Consenting Lender with respect to such Claims and Interests).

(e) Additional Claims and Interests. This Agreement shall in no way be construed to preclude any Consenting Lender or any of its Affiliates from acquiring additional Claims and Interests following such Consenting Lender’s execution of this Agreement. If any Consenting Lender acquires additional Claims and Interests, such Consenting Lender agrees severally (and not jointly) that any such additional Claims and Interests shall automatically and immediately be deemed subject to this Agreement, including the obligations with respect to Claims and Interests set forth in Section 3(a) hereof, and such Consenting Lender shall promptly provide notice to Stroock, as counsel to the Initial Consenting Lenders, of the acquisition of any Claims or Interests.

(f) Authorization of Prepetition Agents to Consent to Priming. Each Consenting Lender, severally (and not jointly): (i) consents to the priming of the Liens (as such term is defined in the Prepetition Credit Agreements) granted to the Prepetition Lenders pursuant to the Prepetition Priming Loan Documents by the DIP Facility (as to be provided in the DIP Orders), and such Consenting Lender has no objection to the adequate protection thereof as to be provided in the DIP Orders; (ii) authorizes and directs the Prepetition Priming Facility Agent, on behalf of the Prepetition Priming Facility Lenders, and the Prepetition Syndicated Facility Agent, on behalf of the Prepetition Syndicated Facility Lenders, to consent to the priming of the Liens by the DIP Facility (as to be provided in the DIP Orders); and (iii) acknowledges that, so long as

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it is acting pursuant to and consistent with the authority and direction in the foregoing sub-clause (ii), the Prepetition Agents shall be deemed to be acting at the direction of and with the consent of the “Required Lenders” pursuant to the Prepetition Priming Loan Documents with respect to such action. The parties hereto acknowledge and agree that Ankura Trust Company, LLC is an express beneficiary of the above provisions of this Section 3(f).

4.	Agreements of the Debtors.

(a) Affirmative Covenants. Each of the Debtors, jointly and severally, agrees that, for the duration of the Restructuring Support Period, the Debtors shall:

(i) support the Restructuring as contemplated by this Agreement;

(ii) take all actions necessary, or reasonably requested by the Requisite Consenting Lenders, to implement and consummate the Restructuring (including the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, confirmation of the Plan or consummation of the Restructuring pursuant to the Plan) by the applicable Milestones;

(iii) (A) complete the preparation of each of the Restructuring Documents (including all motions, applications, orders, agreements and other documents) within the time periods proscribed by this Agreement, (B) provide each of the Material Restructuring Documents to Stroock, and afford reasonable opportunity for comment and review of each of the Material Restructuring Documents by, the Consenting Lender Advisors and the Requisite Consenting Lenders, no less than five (5) Business Days in advance of any filing or execution thereof; provided that if and to the extent, due to exigent circumstances, the Debtors have a need to file or execute a document on an expedited basis and is therefore unable to provide a draft at least five (5) Business Days prior to the date it intends to file such document, the Debtors may provide such draft no less than two (2) Business Days prior to the date it intends to file or execute such document; (C) consult in good faith with the Consenting Lenders’ Advisors regarding the form and substance of each of the Material Restructuring Documents in advance of the filing or execution thereof, and (D) negotiate in good faith, execute, perform its obligations under, and consummate the transactions contemplated by, the Restructuring Documents to which it is (or will be) a party; provided, however, that the obligations under this Section 4(a)(iii) shall in no way alter or diminish any right expressly provided to the Consenting Lenders under this Agreement to review, comment on, and/or consent to the form and/or substance of any document; for purposes of this section 4(a)(iii), “Material Restructuring Documents” shall mean the following Restructuring Documents (and all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto): (i) the Bidding Procedures, the Bidding Procedures Motion and the Bidding Procedures Order, (ii) the Plan and the Plan Supplement, (iii) the Disclosure Statement and any motion seeking the approval thereof and related Solicitation materials, (iv) the Disclosure Statement Order, (v) the Confirmation Order, (vi) any First Day Motions, (vii) the ballots, the motion to approve the form of the ballots and the Solicitation, and the order of the Bankruptcy Court approving the form of the ballots and the Solicitation, (viii) the DIP Loan Documents and the DIP Orders, (ix) any purchase and sale agreement in connection with a Partial Sale or Sale Transaction, (x) the Organizational Documents of Reorganized AAC in connection with a Reorganization Transaction, (xi) any Exit Facility Documents, if applicable, (xii) the New Warrants, (xiii) any documentation relating to the use of cash collateral, distributions provided to the holders of any Claims and Interests or other related documents, and (xiv) any other material documents necessary to effectuate this Agreement, the Plan and/or the Restructuring.

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(iv) subject to any applicable Milestones or other time constraints imposed by this Agreement, any other Restructuring Documents, or order of the Bankruptcy Court, conduct a comprehensive and competitive post-petition marketing process in order to determine the highest and/or best offer for the potential Sale Transaction in a commercially reasonable manner consistent with this Agreement;

(v) unless otherwise required by the Bankruptcy Court, cause the amount of the Claims and Interests held by the Consenting Lenders as set forth on the signature pages attached to this Agreement (or, with respect to any Consenting Lender that becomes a party hereto after the date hereof, to any Joinder Agreement) to be redacted to the extent this Agreement is (A) filed on the docket maintained in the Chapter 11 Cases or (B) otherwise made publicly available; provided, that if such disclosure is required, then the Debtors shall afford the relevant Consenting Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure;

(vi) comply with each of the following milestones (the “Milestones”), which Milestones may be extended or waived (but with no obligation to extend or waive) only with the express prior written consent of the Requisite Consenting Lenders, which consent may be delivered by electronic mail (“e-mail”) by counsel to the Requisite Consenting Lenders to counsel to the Debtors:

(A) commence the Chapter 11 Cases in the Bankruptcy Court with respect to each of the Debtors and file the DIP Motion and First Day Motions no later than June 21, 2020 (the date of commencement of the Chapter 11 Cases, the “Petition Date”);

(B) obtain entry of the Interim DIP Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than five (5) calendar days after the Petition Date);

(C) file the Bidding Procedures Motion with the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than fifteen (15) calendar days after the Petition Date);

(D) file the Disclosure Statement, the motion for approval of the Disclosure Statement, the form of ballots, and the Solicitation procedures, and the Plan with the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than thirty-five (35) calendar days after the Petition Date);

(E) obtain entry of the Final DIP Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than thirty-five (35) calendar days after the Petition Date);

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(F) obtain entry of the Bidding Procedures Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than forty (40) calendar days after the Petition Date);

(G) obtain entry of the Disclosure Statement Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than sixty-five (65) calendar days after the Petition Date);

(H) obtain entry of the Confirmation Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than one hundred ten (110) calendar days after the Petition Date); and

(I) cause the Effective Date to occur as soon as reasonably practicable after the Petition Date (but in no event later than one hundred twenty-five (125) calendar days after the Petition Date (the “Outside Date”);

(vii) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) for relief that (x) is inconsistent with this Agreement or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(viii) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(ix) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the DIP Facility (or motion filed by such Person that seeks to interfere with the DIP Facility) or any of the adequate protection granted to the Prepetition Agents or the Prepetition Lenders pursuant to the DIP Orders or otherwise;

(x) promptly notify Stroock, as counsel to the Initial Consenting Lenders, in writing (and in any event within three (3) Business Days after obtaining knowledge thereof) of (A) receipt of written notice of any pending, existing, instituted or threatened direct or derivative Proceeding by (1) any Person (other than a Governmental Entity) involving any of the Debtors or any of their respective current or former officers, employees or directors (in their capacities as such) that is material to the Debtors, (2) any Governmental Entity involving any of the Debtors or any of their respective current or former officers, employees or directors (in their capacities as such), except (in any such case) to the extent any of the same are disclosed on the docket maintained in the Chapter 11 Cases, that is material to the Debtors; (B) any breach by any of the Debtors in any respect of any of its obligations, representations, warranties or covenants set forth in this Agreement; (C) any Material Adverse Effect; (D) the happening or existence of any Event that shall have made any of the conditions precedent to any Restructuring Support Party’s obligations set forth in (or to be set forth in) any of the Restructuring Documents incapable of being satisfied prior to the Outside Date; (E) the occurrence of a Termination Event (as defined below); and (F) the receipt of written notice from any Governmental Entity or other Person alleging that the consent of such Person is or may be required under any Organizational Document, contract, Law or otherwise in connection with the consummation of any part of the Restructuring;

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(xi) (A) use commercially reasonable efforts to keep the Consenting Lenders reasonably informed about the operations of the Debtors and its direct and indirect subsidiaries, and, subject to applicable non-disclosure agreements and the terms thereof and any applicable Laws governing disclosure of protected patient information, use commercially reasonable efforts to provide the Consenting Lenders any reasonable information reasonably requested regarding the Debtors or any of its direct and indirect subsidiaries; and (B) provide Moelis and FTI, as advisors to the Initial Consenting Lenders, with (1) reasonable access during normal business hours to each Debtor’s books, records and facilities, (2) reasonable access to the management and advisors of each Debtor for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, (3) reasonable access to such information as reasonably necessary to evaluate each Debtor’s executory contracts and unexpired leases, and all ongoing discussions and negotiations related thereto, and (4) updates regarding any material developments regarding each Debtor’s assets, liabilities, operations, businesses, finances, strategies, prospects and affairs;

(xii) maintain the good standing and legal existence of each Debtor under the Laws of the state in which it is incorporated, organized or formed, except to the extent that any failure to maintain such Debtor’s good standing arises solely as a result of the filing of the Chapter 11 Cases;

(xiii) if any Debtor receives an unsolicited written offer or proposal with respect to an Alternative Transaction, within two (2) Business Day after the receipt of such offer or proposal, notify Stroock, as counsel to the Initial Consenting Lenders, of the receipt thereof, with such notice to include the material terms thereof (including the identity of the Person(s) involved); and

(xiv) timely obtain, file, submit or register any and all required Governmental Entity and/or third party approvals, filings, registrations or notices that are necessary or advisable for the implementation or consummation of any part of the Restructuring or the approval by the Bankruptcy Court of the Restructuring Documents.

(b) Negative Covenants. The Debtors, jointly and severally, agree that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Requisite Consenting Lenders, the Debtors shall not, directly or indirectly, do or permit to occur any of the following:

(i) seek, solicit, support, encourage, propose, assist, consent to, vote for, enter or participate in any discussions, negotiations, agreements, understandings or other arrangements with any Person regarding, pursue or consummate, any Alternative Transaction;

(ii) announce publicly, or announce to any of the Restructuring Support Parties or other holders of Claims and Interests, its intention not to support the Restructuring;

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(iii) take any action that is materially inconsistent with this Agreement or any of the other Restructuring Documents, or that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation, solicitation, confirmation, or consummation of the Restructuring in a material manner (including the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, the confirmation of the Plan or the consummation of the Plan), including (A) initiating any Proceeding or taking any other action to oppose the execution or delivery of any of the Restructuring Documents, the performance of any obligations of any party to any of the Restructuring Documents or the consummation of the transactions contemplated by any of the Restructuring Documents, (B) initiating any Proceeding or taking any other action to amend, supplement or otherwise modify any of the Restructuring Documents, which amendment, modification or supplement is not consistent in all material respects with this Agreement or otherwise reasonably acceptable to the Requisite Parties, or (C) initiating any Proceeding or taking any other action that is barred by or is otherwise inconsistent with this Agreement or any of the other Restructuring Documents;

(iv) execute, deliver and/or file any Restructuring Document (including any amendment, supplement or modification of, or any waiver to, any Restructuring Document) that, in whole or in part, is not consistent in all material respects with this Agreement or is not otherwise reasonably acceptable to the Requisite Parties, or file any pleading seeking authorization to accomplish or effectuate any of the foregoing;

(v) move for an order from the Bankruptcy Court authorizing or directing the assumption or rejection of any executory contract (including any employment agreement or employee benefit plan) or unexpired lease, other than any assumption or rejection that (A) is done with the advance written consent of the Requisite Consenting Lenders, or (B) in the event the Elected Transaction is a Sale Transaction, is expressly contemplated in connection with the Sale Transaction;

(vi) (A) seek discovery in connection with, prepare or commence any Proceeding or other action that challenges (x) the amount, validity, allowance, character, enforceability or priority of any Claims and Interests of any of the Consenting Lenders, or (y) the validity, enforceability or perfection of any lien or other Encumbrance securing any Claims and Interests of any of the Consenting Lenders, (B) otherwise seek to restrict any rights of any of the Consenting Lenders, or (C) support any Person in connection with any of the acts described in clause (A) or clause (B) of this Section 4(b)(vi);

(vii) enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral usage, exit financing, and/or other financing arrangements, other than the DIP Facility or as otherwise expressly described in the Restructuring Term Sheet;

(viii) grant or agree to grant (including pursuant to a key employee retention or incentive plan or other similar agreement) any additional or any increase in the wages, salary, bonus, commissions, retirement benefits, pension, severance or other compensation or benefits (including in the form of any vested or unvested Equity Interests of any other kind or nature) of any director, manager, officer or employee of, or any consultant or advisor that is retained or engaged by, any of the Debtors, other than (a) as expressly contemplated by the Restructuring Term Sheet, (b) done in the ordinary course of business consistent with past practices or (c) as otherwise agreed to by the Requisite Consenting Lenders;

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(ix) enter into, adopt or establish any new compensation or benefit plans or arrangements (including employment agreements and any retention, success or other bonus plans), or amend any existing compensation or benefit plans or arrangements (including employment agreements) other than (a) as expressly contemplated by the Restructuring Term Sheet, (b) done in the ordinary course of business consistent with past practices, or (c) as otherwise agreed to by the Requisite Consenting Lenders;

(x) amend or propose to amend any of its Organizational Documents to the extent such amendments are material to the Debtors;

(xi) authorize, create or issue any additional Equity Interests in any of the Debtors, or redeem, purchase, acquire, declare any distribution on or make any distribution on any Equity Interests in any of the Debtors;

(xii) incur any Encumbrance, other than as expressly contemplated by this Agreement or the Plan;

(xiii) pay, or agree to pay, any indebtedness, liabilities or other obligations (including any accounts payable or trade payable) that existed prior to the Petition Date or that arose from any matter, occurrence, action, omission or circumstance that occurred prior to the Petition Date, unless the Bankruptcy Court authorizes the Debtors to pay such indebtedness, liabilities or other obligations (including any accounts payable or trade payable) pursuant to the relief granted in connection with the First Day Motions (each of which, for the avoidance of doubt, shall contain terms and conditions that shall be in form and substance acceptable to the Requisite Consenting Lenders); and

(xiv) settle, agree to settle or compromise any material Proceeding described in clause (A) of Section 4(a)(x) (without giving effect to the exception set forth at the end of such clause (A)) without the prior written consent of the Requisite Consenting Lenders.

5.	Termination of Agreement.

(a) Consenting Lender Termination Events. The Requisite Consenting Lenders may terminate this Agreement, and such termination shall be effective immediately upon written notice (a “Consenting Lender Termination Notice”) being delivered by the Requisite Consenting Lenders (or their counsel) to the Debtors in accordance with Section 21 hereof, at any time after the occurrence, and during the continuation, of any of the following events (each, a “Consenting Lender Termination Event”), unless waived in writing by the Requisite Consenting Lenders:

(i) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by any Debtor of any of its covenants, undertakings, obligations, representations or warranties contained in this Agreement, and, to the extent such breach is curable, such breach remains uncured for a period of five (5) Business Days (it being understood and agreed that the failure by the Debtors to comply with any of the Milestones set forth in Section 4(a)(vi) by the deadlines set forth therein shall not be subject to cure);

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(ii) any Debtor obtains debtor-in-possession financing other than the DIP Facility or incurs any Encumbrance, other than as expressly contemplated by the DIP Facility, this Agreement or the Plan;

(iii) the occurrence of (A) an “Event of Default” under the DIP Credit Agreement or the occurrence of a termination event (or similar event) under either of the DIP Orders or (B) an acceleration of the obligations or termination of commitments under the DIP Credit Agreement;

(iv) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order making illegal, enjoining, or otherwise preventing or prohibiting the consummation of the Restructuring, unless such ruling, judgment or order has been stayed, reversed or vacated within five (5) Business Days after the date of such issuance;

(v) the Debtors, after receipt of an Election Notice (as defined below), fail to pursue consummation of the Elected Transaction (as defined below) or pursue consummation of a transaction other than the Elected Transaction;

(vi) the occurrence of a Material Adverse Effect;

(vii) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to assets of any of the Debtors to the extent such assets have a fair market value in excess of $250,000 in the aggregate;

(viii) the Bankruptcy Court grants relief that (A) is materially inconsistent with this Agreement or (B) would prevent the consummation of the Restructuring;

(ix) after entry by the Bankruptcy Court of either DIP Order, any Bidding Procedures Order, the Disclosure Statement Order, or the Confirmation Order, any such order is reversed, stayed, dismissed, vacated, modified or amended (or a motion to reconsider any such orders is granted) without the written consent of the Requisite Consenting Lenders;

(x) the Bankruptcy Court enters an order modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(xi) the Bankruptcy Court enters an order authorizing or directing the assumption, assumption and assignment, or rejection of an executory contract (including any employment agreement, severance agreement or other employee benefit plan) or unexpired lease, other than any assumption or rejection that (A) is approved in advance by the Requisite Consenting Lenders or (B) in the event the Elected Transaction is a Sale Transaction, is expressly contemplated in connection with a Sale Transaction;

(xii) any Debtor (A) withdraws the Plan, (B) publicly announces, or announces to any of the Restructuring Support Parties or other holders of Claims and Interests, its intention to withdraw the Plan or not support the Plan, (C) publicly announces, or announces to any of the Restructuring Support Parties or other holders of Claims and Interests, its intention to support or

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pursue an Alternative Transaction or not support the Restructuring, (D) moves to voluntarily dismiss any of the Chapter 11 Cases, without the written consent of the Requisite Consenting Lenders, (E) moves for conversion of any of the Chapter 11 Cases to cases under chapter 7 under the Bankruptcy Code, without the written consent of the Requisite Consenting Lenders, (F) moves for court authority to sell any material asset or assets without the written consent of the Requisite Consenting Lenders, or (G) moves for the appointment of an examiner with expanded powers or a chapter 11 trustee;

(xiii) (A) any of the Debtors delivers and/or files any agreement, instrument, pleading, order, form and other document that is utilized to implement or effectuate, or that otherwise relates to, this Agreement, the Plan and/or the Restructuring that, in any such case, is not consistent in all material respects with this Agreement or otherwise reasonably acceptable to the Requisite Consenting Lenders, or (B) the waiver, amendment or modification of any of the Restructuring Documents, or the filing by any Debtor, of a pleading seeking to waive, amend or modify any term or condition of any of the Restructuring Documents, which waiver, amendment, modification or filing contains any provision that is not consistent in all material respects with this Agreement or otherwise reasonably acceptable to the Requisite Consenting Lenders;

(xiv) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the Prepetition Secured Credit Facility Claims or any of the Encumbrances that secure (or purport to secure) the Prepetition Secured Credit Facility Claims or any Debtor seeks (including with respect to discovery) any of the foregoing or supports any Person with respect to the foregoing;

(xv) the Bankruptcy Court enters an order denying confirmation of the Plan; or

(xvi) the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Chapter 11 Cases.

(b) Debtor Termination Events. The Debtors may terminate this Agreement and such termination shall be effective immediately upon written notice (a “Debtor Termination Notice” and, together with a Consenting Lender Termination Notice, a “Termination Notice”) delivered to each of the Consenting Lenders in accordance with Section 21 hereof, at any time after the occurrence, and during the continuation, of any of the following events (each, a “Debtor Termination Event” and, together with each Consenting Lender Termination Event, each, a “Termination Event” and, collectively, the “Termination Events”), unless waived in writing by the Debtors:

(i) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Consenting Lenders of any of their respective covenants, undertakings, obligations, representations or warranties contained in this Agreement, such that the non-breaching Consenting Lenders own or control less than (i) 2/3 in aggregate principal amount of the Prepetition Priming Facility Loans or (ii) the lesser of (x) 2/3 in aggregate principal amount of the Prepetition Syndicated Facility Loans and (y) the aggregate principal amount of the Prepetition Syndicated Facility Loans held by the Initial Consenting Lenders as of the Restructuring Support Effective Date and, in each case, to the extent such breach is curable, such breach remains uncured for a period of five (5) Business Days;

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(ii) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order making illegal, enjoining, or otherwise preventing or prohibiting the consummation of the Restructuring, unless, in each case, such ruling, judgment or order has been issued at the request of one or more Debtors, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed or vacated within five (5) Business Days after such issuance; or

(iii) the special restructuring committee of the board of directors of AAC determines in good faith, and after consultation with counsel, that the Restructuring is not in the best interests of the Debtors’ estates and continued support for the Restructuring would be inconsistent with the exercise of its fiduciary duties under applicable Law; provided, however, that in the event the Debtors desire to terminate this Agreement pursuant to this Section 5(b)(iii) (such right to terminate this Agreement pursuant to this Section 5(b)(iii), the “Fiduciary Out”), the Debtors shall provide at least five (5) Business Days’ advance written notice to Stroock, as counsel to the Initial Consenting Lenders, prior to the date the Debtors elect to terminate this Agreement pursuant to the Fiduciary Out (such five (5) Business Day period, the “Termination Period”) advising Stroock, as counsel to the Initial Consenting Lenders, that the Debtors intend to terminate this Agreement pursuant to the Fiduciary Out and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related thereto and, to the extent applicable, the terms, conditions and provisions of any Alternative Transaction that the Debtors may pursue), and during the Termination Period, the Debtors shall cause their advisors to use good faith efforts to discuss with the Consenting Lenders the need for the Debtors to exercise the Fiduciary Out.

(c) Mutual Termination. This Agreement may be terminated by mutual written agreement among the Requisite Parties. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically without further required action upon the occurrence of the Effective Date.

(d) Effect of Termination. Upon the termination of this Agreement in accordance with this Section 5, and except as provided in Section 15 hereof, this Agreement shall forthwith become void and of no further force or effect, and each Restructuring Support Party shall, except as otherwise expressly provided in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, have no further rights, benefits or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable Law and, in the case of the Consenting Lenders, under the Prepetition Credit Agreements or any of the other Prepetition Secured Credit Facility Documents; provided, however, that in no event shall any such termination relieve a Restructuring Support Party from (i) liability for its breach or non-performance of its obligations under this Agreement prior to the date of such termination or (ii) obligations under this Agreement which by their terms expressly survive termination of this

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Agreement. Notwithstanding anything to the contrary herein, any of the Termination Events may be waived in accordance with the procedures established by Section 8 hereof, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Restructuring Support Parties under this Agreement shall be restored, subject to any modification set forth in such waiver. If this Agreement has been terminated in accordance with this Section 5 at a time when permission of the Bankruptcy Court is required for a Consenting Lender to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, none of the Debtors shall oppose, and the Debtors shall consent to, any attempt by such Consenting Lender to change or withdraw (or cause to change or withdraw) such vote at such time.

(e) Automatic Stay. The Debtors acknowledge and agree, and shall not dispute, that after the commencement of the Chapter 11 Cases, the giving of a Termination Notice by the Requisite Consenting Lenders pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Debtors hereby waive, to the greatest extent possible, the applicability of the automatic stay to the giving of such Termination Notice), and no cure period contained in this Agreement shall be extended or tolled without the prior written consent of the Requisite Consenting Lenders.

6.	Good Faith Cooperation; Further Assurances; Acknowledgement.

During the Restructuring Support Period, the Restructuring Support Parties shall cooperate with each other in good faith and shall coordinate their activities with each other (to the extent practicable and subject to the terms hereof) in respect of (a) all matters concerning the implementation of the Restructuring, and (b) the pursuit and support of the Restructuring in accordance with the Milestones. Furthermore, subject to the terms hereof, each of the Restructuring Support Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Restructuring, including making and filing any required Governmental Entity filings and voting any Claims and Interests in favor of the Plan (provided that, none of the Consenting Lenders shall be required to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Lender, as applicable, in connection therewith other than as provided in the DIP Loan Documents and the Plan). This Agreement is not, and shall not be deemed, a solicitation of votes for the acceptance of a chapter 11 plan of reorganization or a solicitation to tender or exchange any securities. The acceptance of the Plan by the Consenting Lenders will not be solicited until entry by the Bankruptcy Court of the Disclosure Statement Order and the Consenting Lenders have received the Disclosure Statement and related ballots, as approved by the Bankruptcy Court.

7.	Representations and Warranties.

(a) Each Consenting Lender severally (and not jointly), and each of the Debtors, on a joint and several basis, represents and warrants to the other Restructuring Support Parties that the following statements are true and correct as of the date hereof (or, in the case of a Consenting Lender that becomes a party hereto after the Restructuring Support Effective Date, as of the date such Consenting Lender becomes a party hereto):

Execution Version

(i) such Restructuring Support Party is validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated under this Agreement and perform its obligations contemplated under this Agreement, and the execution and delivery of this Agreement by such Restructuring Support Party and the performance of such Restructuring Support Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii) the execution, delivery and performance by such Restructuring Support Party of this Agreement do not and will not (A) violate any provision of Law applicable to it, (B) violate its or any of its Subsidiaries’ Organizational Documents, or (C) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its Subsidiaries is a party, other than, with respect to the Debtors, breaches that arise from the filing of the Chapter 11 Cases;

(iii) the execution, delivery and performance by such Restructuring Support Party of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action of, with or by, any Governmental Entity, except such filings as may be necessary or required under the Exchange Act or the Bankruptcy Code;

(iv) subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Restructuring Support Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(v) such Restructuring Support Party (A) is a sophisticated party with respect to the subject matter of this Agreement and the transactions contemplated hereby, (B) has adequate information concerning the matters that are the subject of this Agreement and the transactions contemplated hereby, (C) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has independently and without reliance upon any warranty or representation by, or information from, any other Restructuring Support Party or any officer, employee, agent or representative thereof, of any sort, oral or written, except the warranties and representations expressly set forth in this Agreement, and based on such information as such Restructuring Support Party has deemed appropriate, made its own analysis and decision to enter into this Agreement and the transactions contemplated hereby, and (D) acknowledges that it has entered into this Agreement voluntarily and of its own choice and not under coercion or duress;

(vi) such Restructuring Support Party is not aware of the occurrence of any Event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement; and

(vii) such Restructuring Support Party is not currently engaged in any discussions, negotiations or other arrangements with respect to any Alternative Transaction.

Execution Version

(b) Each Consenting Lender severally (and not jointly) represents and warrants to each other Restructuring Support Party that, as of the date hereof (or, in the case of a Consenting Lender that becomes a party hereto after the Restructuring Support Effective Date, as of the date such Consenting Lender becomes a party hereto):

(i) with respect to the principal amount or number of Claims and Interests, as applicable, set forth below its name on the signature page hereof (or, in the case of a Consenting Lender that becomes a party hereto after the Restructuring Support Effective Date, below its name on the signature page of the Joinder Agreement executed and delivered by such Consenting Lender), such Consenting Lender (A) is the sole beneficial owner of such Claims and Interests and/or (B) has full power and authority (x) to vote on and consent to matters concerning such Claims and Interests and to exchange, assign and Transfer such Claims and Interests, and (y) to bind the beneficial owners of such Claims and Interests to any such vote, consent, exchange, assignment or Transfer;

(ii) such Consenting Lender has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its rights, title, or interest in any Claims and Interests that is inconsistent with the representations and warranties of such Consenting Lender herein or would render such Consenting Lender otherwise unable to comply with this Agreement and perform its obligations hereunder;

(iii) the Claims and Interests owned by such Consenting Lender are free and clear of any option, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind that would reasonably be expected to adversely affect in any way the performance by such Consenting Lender of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(iv) such Consenting Lender is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933).

It is understood and agreed that the representations and warranties made by a Consenting Lender that is an investment manager, advisor or subadvisor of a beneficial owner of Claims and Interests are made with respect to, and on behalf of, such beneficial owner and not such investment manager, advisor or subadvisor, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts and other investment vehicles managed by such investment manager, advisor or subadvisor.

(c) The Debtors represent and warrant, on a joint and several basis, to the Consenting Lenders that, as of the Restructuring Support Effective Date:

(i) the aggregate outstanding indebtedness (i) under the Prepetition Priming Credit Facility is not less than $47,000,000.00 in aggregate outstanding principal amount and (ii) under the Prepetition Syndicated Credit Facility is not less than $316,612,692.97 in aggregate outstanding principal amount, and such amounts (together with accrued interest, default interest, premiums, makewhole amounts, fees and other obligations thereon) are outstanding and owing by the Debtors without defense, offset, or counterclaim.

Execution Version

8. Amendments and Waivers.

(a) This Agreement, including any exhibits, schedules, annexes or attachments hereto, may be amended, amended and restated, supplemented, modified or waived if, and only if, such amendment, amendment and restatement, supplement, modification or waiver is in writing and signed, (i) in the case of an amendment, amendment and restatement, supplement or modification, by the Requisite Parties, or (ii) in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that (A) any amendment, amendment and restatement, supplement or modification of or to this Section 8(a) shall require the written consent of the Debtors and each of the Consenting Lenders, (B) any amendment, amendment and restatement, supplement or modification of or to the definitions of “Requisite Consenting Lenders” and “Requisite Parties”, shall require the consent of each of the Consenting Lenders and the Debtors, and (C) any amendment, amendment and restatement, supplement or modification that treats or affects any Consenting Lender in a manner that is materially and disproportionately adverse, on an economic or non-economic basis, to the manner in which any of the other Consenting Lenders are treated (after taking into account each of the Consenting Lender’s respective holdings, Claims and Interests) shall require the written consent of such Consenting Lender.

(b) In determining whether any consent or approval has been given or obtained by the Requisite Consenting Lenders, any then-existing Consenting Lender that is in material breach of its covenants, obligations or representations under this Agreement (and the respective Prepetition Secured Loans held by such Consenting Lender) shall be excluded from such determination and the Prepetition Secured Loans held by such Consenting Lender shall be treated as if they were not outstanding.

9. Consenting Lender Election.

(a) Within five (5) calendar days following the Bid Deadline, the Requisite Consenting Lenders shall deliver a notice (the “Election Notice”) to the Debtors stating that they wish to consummate either a Reorganization Transaction or a Sale Transaction and, if applicable, in connection with a Reorganization Transaction, a Partial Sale (such election, the “Elected Transaction”).

10. Transaction Expenses.

(b) Whether or not the transactions contemplated by this Agreement are consummated and, in each case, if applicable, subject to the terms of the applicable engagement letter or fee reimbursement letter, the Debtors hereby agree, on a joint and several basis, to pay in cash the Transaction Expenses as follows: (i) all accrued and unpaid Transaction Expenses incurred up to (and including) the Restructuring Support Effective Date shall be paid in full in cash on the Restructuring Support Effective Date, (ii) prior to the Petition Date and after the Restructuring Support Effective Date, all accrued and unpaid Transaction Expenses shall be paid in full in cash by the Debtors on a regular and continuing basis promptly (but in any event within five (5) Business Days) and no later than the Business Day prior to the Petition Date against receipt of reasonably detailed invoices, (iii) after the Petition Date, to the extent permitted by order of the Bankruptcy Court, all accrued and unpaid Transaction Expenses shall be paid in full

Execution Version

in cash by the Debtors on a regular and continuing basis promptly (but in any event within five (5) Business Days) against receipt of reasonably detailed invoices, (iv) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of such termination shall be paid in full in cash promptly (but in any event within five (5) Business Days), against receipt of reasonably detailed invoices, and (v) on the Effective Date, all accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date shall be paid in full in cash on the Effective Date against receipt of reasonably detailed invoices, in each case without any requirement for Bankruptcy Court review or further Bankruptcy Court order; provided, however, that nothing herein shall affect or limit any obligations of the Debtors to pay Transaction Expenses pursuant to the DIP Orders.

(c) The terms set forth in this Section 10 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Debtors hereby acknowledge and agree that the Consenting Lenders have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation of the Restructuring, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Debtors, and that the Consenting Lenders have made a substantial contribution to the Debtors and the Restructuring. If and to the extent not previously reimbursed or paid in connection with the foregoing, subject to the approval of the Bankruptcy Court, the Debtors shall reimburse or pay (as the case may be) all Transaction Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The Debtors hereby acknowledge and agree that the Transaction Expenses are of the type that should be entitled to treatment as, and the Debtors shall seek treatment of such Transaction Expenses as, administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

11. Effectiveness.

This Agreement shall become effective and binding upon the Restructuring Support Parties on the date when counterpart signature pages to this Agreement have been executed and delivered by the Debtors and Initial Consenting Lenders holding (x) at least 2/3 in aggregate outstanding principal amount of the Prepetition Priming Facility Loans and (y) at least a majority in aggregate outstanding principal amount of the Prepetition Syndicated Facility Loans (such date, the “Restructuring Support Effective Date”). With respect to any Person that becomes a party to this Agreement by executing and delivering a Joinder Agreement after the Restructuring Support Effective Date, this Agreement shall become effective as to such Person at the time such Joinder Agreement is executed and delivered as hereinabove provided.

12. Conflicts.

The Restructuring Term Sheet is supplemented by the terms and conditions of this Agreement. However, to the extent this Agreement is silent as to a particular matter set forth in the Restructuring Term Sheet, such matter shall be governed by the terms and conditions set forth in the Restructuring Term Sheet. In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the terms and conditions of the Restructuring Term Sheet shall control. Notwithstanding the foregoing, nothing contained in this Section 12 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

Execution Version

13. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION (EXCEPT TO THE EXTENT IT MAY BE PREEMPTED BY THE BANKRUPTCY CODE). BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE RESTRUCTURING SUPPORT PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE RESTRUCTURING SUPPORT PARTIES IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES AND SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION OVER THE DEBTORS, EACH OF THE RESTRUCTURING SUPPORT PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT. EACH RESTRUCTURING SUPPORT PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Specific Performance/Remedies.

It is understood and agreed by the Restructuring Support Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Restructuring Support Party and each non-breaching Restructuring Support Party shall be entitled to specific performance and injunctive or other equitable relief (including reasonable attorneys’ fees, costs and expenses) as a remedy of any such breach, in addition to any other remedy to which such non-breaching Restructuring Support Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Restructuring Support Party to comply promptly with any of its obligations hereunder. Each Restructuring Support Party hereby waives any requirement for the securing or posting of any bond in connection with such remedies.

15. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Restructuring Support Parties in this Section 15 and Sections 5(d), 5(e), 10, 13, 14, 16, 17, 18, 19, 20, 21, 22, 23, 24, and 25 hereof, the last paragraph of Section 2, the last paragraph of Section 3(a), and any defined terms used in any of the forgoing Sections or paragraphs (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

Execution Version

16. Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17. Successors and Assigns; Severability.

This Agreement is intended to bind and inure to the benefit of the Restructuring Support Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 17 shall be deemed to permit sales, assignments or other Transfers of the Claims and Interests other than in accordance with Sections 3(c) and 3(d) of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 17 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event. Upon any such determination of invalidity, the Restructuring Support Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Restructuring Support Parties as closely as possible, in a reasonably acceptable manner, such that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

18. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Restructuring Support Parties and no other Person shall be a third-party beneficiary hereof.

19. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Restructuring Support Parties, and supersedes all other prior negotiations, with respect to the subject matter of this Agreement, whether written or oral.

20. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Any execution copies of this Agreement and executed counterpart signature pages to this Agreement may be delivered by e-mail or other electronic imaging means, which shall be deemed to be an original for the purposes of this Section 20; provided, however, that signature pages executed by the Consenting Lenders shall be delivered to (a) each of the other Consenting Lenders in a redacted form that removes the Consenting Lenders’ holdings of Claims and Interests, and (b) the Debtors and the Consenting Lenders’ Advisors in an unredacted form.

Execution Version

21. Notices.

All notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided, made or received (a) when delivered personally, (b) when sent by e-mail, (c) one (1) Business Day after deposit with an overnight courier service, or (d) three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the Restructuring Support Parties at the following addresses or e-mail addresses (or at such other addresses or e-mail addresses for a Restructuring Support Party as shall be specified by like notice):

If to the Debtors:

AAC Holdings, Inc.

200 Powell Place

Brentwood, Tennessee 37027

E-mail: amcwilliams@contactaac.com

Attention: Andrew McWilliams, Chief Executive Officer

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

3333 Piedmont Road NE

Terminus 200, Suite 2500

Atlanta, GA 30305

E-mail:       kurzweild@gtlaw.com

    franklinae@gtlaw.com

Attention:   David Kurzweil

    Alison Franklin

If to the Consenting Lenders:

To each Consenting Lender at the addresses or e-mail addresses set forth in the Consenting Lenders’ signature pages to this Agreement (or in the signature page to a Joinder Agreement in the case of any Consenting Lender that becomes a party hereto after the Restructuring Support Effective Date)

with copies to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

E-mail:       sbhattacharyya@stroock.com

    dfliman@stroock.com

Attention:   Sayan Bhattacharyya

    Daniel A. Fliman

Execution Version

22. Reservation of Rights; No Admission.

Except as expressly provided in this Agreement and in any amendment hereto, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Restructuring Support Parties to (a) protect and preserve its rights, remedies and interests, including its claims against any of the other Restructuring Support Parties (or their respective Affiliates or Subsidiaries) and any Encumbrances it may have on or in any assets or properties of any of the Debtors, (b) consult with any of the other Restructuring Support Parties, (c) fully participate in any bankruptcy case filed by any Debtor, or (d) purchase, sell or enter into any transactions in connection with Claims and Interests, in each case subject to the terms hereof. Without limiting the foregoing sentence in any way, if the Restructuring is not consummated, or if this Agreement is terminated for any reason, nothing herein shall be construed as a waiver by any Restructuring Support Party of any or all of such Restructuring Support Party’s rights, remedies, claims and defenses and the Restructuring Support Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. No Consenting Lender shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Restructuring Support Party, any holder of Claims and Interests, or any other Person, and nothing in this Agreement, express or implied, is intended to impose, or shall be construed as imposing, upon any Consenting Lender any obligations in respect of this Agreement or the Restructuring except as expressly set forth herein. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Restructuring Support Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable Law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce its terms. Neither this Agreement nor any of the other Restructuring Documents shall be construed as or be deemed to be evidence of an admission or concession on the part of any Restructuring Support Party of any claim, fault, liability or damages whatsoever. Each of the Restructuring Support Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

23. Representation by Counsel.

Each Restructuring Support Party acknowledges that it has been represented by, or has been provided a reasonable period of time to obtain access to and advice by, counsel with respect to this Agreement and the Restructuring. Accordingly, any rule of law or any legal decision that would provide any Restructuring Support Party with a defense to the enforcement of the terms of this Agreement against such Restructuring Support Party based upon lack of legal counsel shall have no application and is expressly waived.

24. Relationship Among Restructuring Support Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Lenders under this Agreement shall be several, and not joint and several. It is understood and agreed that no Consenting Lender owes any duty of trust or confidence of any kind or form to any other Restructuring Support Party, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Lender may trade in the Claims and Interests of any Debtor without the consent of any other Restructuring Support Party, subject to applicable securities laws and the terms of this Agreement; provided, however, that no Consenting Lender shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Restructuring Support Parties shall in any way affect or negate this understanding and agreement. No Consenting Lender shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Restructuring Support Party. For the avoidance of doubt, no action taken by a Consenting Lender pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Restructuring Support Parties that the Consenting Lenders are in any way acting in concert or as such a “group.”

Execution Version

25. Disclosure; Publicity.

The Debtors shall submit drafts to Stroock, as counsel to the Initial Consenting Lenders, of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith; provided, that if the Requisite Consenting Lenders do not object to the form of such press release or public document or do not otherwise respond to such request for approval (including through counsel) within the two (2) Business Day period, the Requisite Consenting Lenders shall be deemed to have consented to the form of such press release or public document for purposes of this Section 25. Except as required by Law, no Restructuring Support Party or its advisors shall (a) use the name of any Consenting Lender in any public manner (including in any press release) with respect to this Agreement, the Restructuring or any of the Restructuring Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Consenting Lender), other than advisors to the Debtors, the principal amount or percentage of any Claims and Interests held by any Consenting Lender, without such Consenting Lender’s prior written consent; provided, however, that (i) if such disclosure is required by Law, the disclosing Restructuring Support Party shall afford the relevant Consenting Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims and Interests held by the Consenting Lenders. Notwithstanding the provisions in this Section 25, (x) any Restructuring Support Party may disclose the identities of the Restructuring Support Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (y) any Restructuring Support Party may disclose, to the extent expressly consented to in writing by a Consenting Lender, such Consenting Lender’s identity and individual holdings.

26. Consideration.

Each Restructuring Support Party hereby acknowledges that no consideration, other than that specifically described herein, shall be due or paid to any Restructuring Support Party for its agreement to vote to accept the Plan (subsequent to proper disclosure and solicitation) or to otherwise support and take actions to effectuate the Restructuring in accordance with the terms and conditions of this Agreement, other than each of the Restructuring Support Parties’ representations, warranties, and agreements with respect to their commitments hereunder regarding the consummation of the Restructuring (including the confirmation and consummation of the Plan).

Execution Version

27. ACKNOWLEDGEMENTS.

THIS AGREEMENT, THE PLAN, THE OTHER RESTRUCTURING DOCUMENTS, THE RESTRUCTURING, AND THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN ARE THE PRODUCT OF ARMS’-LENGTH NEGOTIATIONS BETWEEN THE RESTRUCTURING SUPPORT PARTIES AND THEIR RESPECTIVE REPRESENTATIVES. EACH RESTRUCTURING SUPPORT PARTY HEREBY ACKNOWLEDGES THAT THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED TO BE, A SOLICITATION OF VOTES FOR THE ACCEPTANCE OF THE PLAN OR REJECTION OF ANY OTHER CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR OTHERWISE. THE PROPONENTS OF THE PLAN SHALL NOT SOLICIT ACCEPTANCES OF THE PLAN FROM ANY PERSON UNTIL THE PERSON HAS BEEN PROVIDED WITH A COPY OF THE PLAN, DISCLOSURE STATEMENT, AND RELATED DOCUMENTS. NOTHING IN THIS AGREEMENT SHALL REQUIRE ANY RESTRUCTURING SUPPORT PARTY TO TAKE ANY ACTION PROHIBITED BY THE BANKRUPTCY CODE, ANY OTHER APPLICABLE LAW OR REGULATION, OR AN ORDER OR DIRECTION OF ANY COURT OR ANY OTHER GOVERNMENTAL ENTITY.

[Signature pages follow]

IN WITNESS WHEREOF, the Restructuring Support Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

AAC HOLDINGS, INC.

By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Chief Executive Officer

AAC HEALTHCARE NETWORK, INC.
ADCARE CRIMINAL JUSTICE SERVICES, INC.
ADCARE HOSPITAL OF WORCESTER, INC.
ADCARE, INC.
ADCARE RHODE ISLAND, INC.
AMERICAN ADDICTION CENTERS, INC.
DIVERSIFIED HEALTHCARE STRATEGIES, INC.
FORTERUS HEALTH CARE SERVICES, INC.
GREEN HILL REALTY CORPORATION
LINCOLN CATHARINE REALTY CORPORATION
SAN DIEGO ADDICTION TREATMENT CENTER, INC.
TOWER HILL REALTY, INC.

By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Sole Director

ADDICTION LABS OF AMERICA, LLC
B&B HOLDINGS INTL LLC
BEHAVIORAL HEALTHCARE REALTY, LLC
BHR ALISO VIEJO REAL ESTATE, LLC
BHR GREENHOUSE REAL ESTATE, LLC
BHR OXFORD REAL ESTATE, LLC
BHR RINGWOOD REAL ESTATE, LLC
CONCORDE REAL ESTATE, LLC
CONCORDE TREATMENT CENTER, LLC
GREENHOUSE TREATMENT CENTER, LLC
LAGUNA TREATMENT HOSPITAL, LLC
NEW JERSEY ADDICTION TREATMENT CENTER, LLC
OXFORD OUTPATIENT CENTER, LLC
OXFORD TREATMENT CENTER, LLC
RECOVERY FIRST OF FLORIDA, LLC
RI - CLINICAL SERVICES, LLC
RIVER OAKS TREATMENT CENTER, LLC
SAGENEX DIAGNOSTICS LABORATORY, LLC
SINGER ISLAND RECOVERY CENTER, LLC
SOBER MEDIA GROUP, LLC

[Restructuring Support Agreement Signature Page]

SOLUTIONS TREATMENT CENTER, LLC

By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Sole Manager

AAC DALLAS OUTPATIENT CENTER, LLC
AAC LAS VEGAS OUTPATIENT CENTER, LLC
ABTTC, LLC
CLINICAL REVENUE MANAGEMENT SERVICES, LLC
FITRX, LLC

By: American Addiction Centers, Inc,
Its: Sole Member

	By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Sole Director

REFERRAL SOLUTIONS GROUP, LLC
TAJ MEDIA, LLC

By: Sober Media Group, LLC
Its: Sole Member

	By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Sole Manager

RECOVERY BRANDS, LLC

By: Referral Solutions Group, LLC
Its: Sole Member

By: Sober Media Group, LLC
Its: Sole Member

		By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Sole Manager

THE ACADEMY REAL ESTATE, LLC

By: Behavioral Healthcare Realty, LLC
Its: Sole Member

	By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Sole Manager

[Restructuring Support Agreement Signature Page]

GRAND PRAIRIE PROFESSIONAL GROUP, P.A.
LAS VEGAS PROFESSIONAL GROUP - CALARCO, P.C.
OXFORD PROFESSIONAL GROUP, P.C.
PALM BEACH PROFESSIONAL GROUP, PROFESSIONAL
CORPORATION
PONTCHARTRAIN MEDICAL GROUP, A PROFESSIONAL CORPORATION
SAN DIEGO PROFE SS ION AL GROUP, P.C.

By:	/s/ Mark A. Calarco, D.O.
Name: Mark A. Calarco, D.O.
Title: Director

[Restructuring Support Agreement Signature Page]

[Consenting Lenders’ Signature Pages Redacted]

EXHIBIT A

RESTRUCTURING TERM SHEET

Execution Version

AAC HOLDINGS, INC., et al.

Restructuring Term Sheet

THIS RESTRUCTURING TERM SHEET (THIS “TERM SHEET”), IS ATTACHED AS EXHIBIT A TO THE RESTRUCTURING SUPPORT AGREEMENT (THE “RSA”) DATED JUNE 19, 2020, BY AND AMONG CERTAIN LENDERS UNDER THE PREPETITION PRIMING CREDIT AGREEMENT AND THE PREPETITION SYNDICATED CREDIT AGREEMENT (EACH AS DEFINED BELOW), AAC HOLDINGS, INC. (“AAC”) AND EACH OF ITS SUBSIDIARIES PARTY THERETO (COLLECTIVELY, THE “COMPANY”). CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HAVE THE MEANING ASCRIBED TO SUCH TERM IN THE RSA.

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS, PROVISIONS OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE LAWS.

NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR BE DEEMED BINDING ON ANY OF THE PARTIES HERETO. THIS TERM SHEET IS FOR SETTLEMENT DISCUSSION PURPOSES ONLY, IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE, AND CANNOT BE DISCLOSED TO ANY OTHER PERSON OR ENTITY WITHOUT THE CONSENT OF THE CONSENTING LENDERS.

THIS TERM SHEET IS SUBJECT TO ONGOING REVIEW AND DILIGENCE BY THE DEBTORS, THE CONSENTING LENDERS AND THEIR RESPECTIVE ADVISORS. THE REGULATORY, TAX, ACCOUNTING AND OTHER LEGAL AND FINANCIAL MATTERS AND EFFECTS RELATED TO THE RESTRUCTURING HAVE NOT BEEN FULLY EVALUATED, AND THE RESULTS OF ANY SUCH EVALUATION MAY AFFECT THE TERMS AND STRUCTURE OF THE RESTRUCTURING. THIS TERM SHEET IS NOT BINDING, IS SUBJECT TO MATERIAL CHANGE, AND IS BEING DISTRIBUTED FOR DISCUSSION PURPOSES ONLY. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE RESTRUCTURING, AND NO PARTY SHALL BE BOUND WITH RESPECT TO ANY TRANSACTION CONTEMPLATED HEREUNDER UNTIL THE EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION ACCEPTABLE IN FORM AND SUBSTANCE TO THE DEBTORS AND THE REQUISITE CONSENTING LENDERS AFTER OBTAINING ALL NECESSARY INTERNAL APPROVALS.

Overview

Introduction

This term sheet describes the principal terms of a comprehensive restructuring (the “Restructuring”) of the Company through a chapter 11 process.

Subject to the terms of the RSA, the transactions in this Term Sheet may be effectuated pursuant to the Plan (as defined below) through (a) a stand-alone reorganization (a “Reorganization Transaction”) or (b) a sale of substantially all of the Company’s assets (a “Sale Transaction”).

Implementation	The Restructuring shall be implemented in accordance with the RSA through the commencement of voluntary chapter 11 cases (the “Chapter 11 Cases”) by AAC and each of its direct and indirect subsidiaries that will be debtors in the Chapter 11 Cases (collectively, the “Debtors”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the consummation of a joint chapter 11 plan (the “Plan”) for the Debtors confirmed by the Bankruptcy Court consistent in all material respects with the RSA and this Term Sheet, and otherwise acceptable to the Debtors and the Requisite Consenting Lenders (as defined in the RSA).

Restructuring Support Agreement	Prior to the commencement of the Chapter 11 Cases, the Debtors shall enter into the RSA with lenders holding at least (x) 2/3 in aggregate outstanding principal amount of the loans under the Prepetition Priming Credit Agreement and (y) a majority in aggregate outstanding principal amount of the Prepetition Syndicated Credit Agreement (each as defined below). The lenders under the Prepetition Priming Credit Agreement and/or the Prepetition Syndicated Credit Agreement that are signatories to the RSA are referred to herein as the “Consenting Lenders”.

Existing Credit Facilities

The indebtedness of the Debtors to be repaid or restructured pursuant to the Plan includes, among other things:

1.  Approximately $47.0 million aggregate outstanding principal amount of senior secured first lien term loans, plus accrued and unpaid interest, fees, costs and other amounts that may be due and payable under that certain Credit Agreement, dated as of March 8, 2019, among AAC, as borrower, the guarantors party thereto, the lenders party thereto and Ankura Trust Company, LLC (as successor by assignment to Credit Suisse AG), as administrative agent and collateral agent (as amended, supplemented or otherwise modified from time to time, the “Prepetition Priming Credit Agreement”); and

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2.  Approximately $316.6 million aggregate outstanding principal amount of senior secured second lien term loans and revolving loans, plus accrued and unpaid interest, fees, costs and other amounts that may be due and payable under that certain Credit Agreement, dated as of June 30, 2017 among AAC, as borrower, the guarantors party thereto, the lenders party thereto and Ankura Trust Company, LLC (as successor by assignment to Credit Suisse AG), as administrative agent and collateral agent (as amended, supplemented or otherwise modified from time to time, the “Prepetition Syndicated Credit Agreement”, and together with the Prepetition Priming Credit Agreement, the “Prepetition Credit Agreements”).

DIP Facility	In connection with the Restructuring, the Debtors shall obtain a $62.5 million senior secured multiple-draw debtor-in-possession term loan facility (the “DIP Facility”) to be provided by certain Consenting Lenders and backstopped by the initial lenders under the DIP Facility (the “Initial DIP Lenders”). The material terms of the DIP Facility are set forth on Exhibit C to the RSA, subject to definitive documentation and entry of interim and final orders of the Bankruptcy Court, each in form and substance acceptable to the Initial DIP Lenders and the Requisite Consenting Lenders.

Post-petition Marketing Process

Following the commencement of the Chapter 11 Cases, the Debtors shall continue to undertake a sale process and solicit bids in accordance with the order approving the bidding procedures for (x) a potential Sale Transaction, which may be in the form of sponsorship of the Plan (a “Plan Sponsorship Proposal”) providing for the distribution of equity or debt consideration (“Non-Cash Consideration”) to prepetition creditors in addition to cash, and/or (y) a potential sale of a portion of the Debtors’ assets other than a Sale Transaction (a “Partial Sale”), in each case to be consummated pursuant to the Plan on the Effective Date.

The Debtors shall undertake their sale process in good faith consultation with the Consenting Lenders. The Consenting Lenders and their advisors shall have the right to review all information, diligence, and materials provided by the Debtors’ investment banker to any bidder or prospective bidder with respect to any potential Sale Transaction or Partial Sale; provided that, to the extent necessary, confidentiality agreements and/or business associates agreement (for purposes of HIPAA protections) are in place. The Debtors shall consult the advisors for the Consenting Lenders in good faith regarding the sale process, including any diligence and other information requested by the Requisite Consenting Lenders and their advisors with respect thereto, and the Debtors shall provide to the advisors for the Consenting

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Lenders comprehensive weekly reports concerning the sale process, including parties contacted, buyer feedback, copies of all letters of intent, drafts of definitive agreements and updates on proposals; provided that to the extent any Consenting Lender has credit bid as part of the sale process, such Consenting Lender shall not be part of the consultation process with the Debtors.

The Debtors shall only consummate a Sale Transaction (including any Plan Sponsorship Proposal) on the Effective Date if, in accordance with the bidding procedures, the Debtors receive a successful bid with respect to a Sale Transaction that would satisfy in full, in cash, (x) all allowed administrative claims, other priority claims, Other Secured Claims, DIP Facility Claims, Priming Facility Claims, and (y) all Syndicated Facility Claims (or such lesser amount of Syndicated Facility Claims, including any Non-Cash Consideration, as is acceptable to the Requisite Consenting Lenders in their sole and absolute discretion).

The Debtors shall consummate a Partial Sale only with the consent of the Requisite Consenting Lenders and only to the extent that such transaction is otherwise consistent with a Reorganization Transaction. Proceeds of a Partial Sale (“Partial Sale Proceeds”) shall be applied first to repay obligations under the DIP Facility in accordance with the terms thereof and, to the extent that all obligations under the DIP Facility have been repaid in full in cash, any Partial Sale Proceeds remaining thereafter shall be applied in accordance with the terms of the Plan for a Reorganization Transaction.

Holders of DIP Facility Claims, Priming Facility Claims and Syndicated Credit Facility Claims shall have the right to credit bid in connection with any Sale Transaction or Partial Sale.

Exit Facilities

If a Reorganization Transaction is consummated, on the Effective Date, the Reorganized Debtors shall enter into exit facilities (the “Exit Facilities”) consisting of either:

(1) (A) an exit term loan credit facility (the “Exit Term Loan Facility”) on the terms set forth on Exhibit 1 in an aggregate principal amount equal to (x) the DIP Facility Claims that are rolled over into the Exit Term Loan Facility, plus (y) the Priming Facility Claims that will receive loans under the Exit Term Loan Facility, in each case as provided below, and (B) such additional financing consisting of revolving loans, term loans or other indebtedness as may be necessary to enable the Reorganized Debtors to satisfy the Minimum Liquidity Condition (as defined below) and having terms and an amount acceptable to the Debtors, the “Required Lenders” under the DIP Facility and the Requisite Consenting Lenders; or

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(2) an exit credit facility from a third party financial institution acceptable to the Debtors and the Requisite Consenting Lenders with terms acceptable to the Requisite Consenting Lenders (an “Acceptable Exit Facility”) and enabling the Reorganized Debtors to satisfy the Minimum Liquidity Condition.

Milestones

The Debtors shall comply with the following milestones in addition to other milestones that may be set forth in the DIP Facility or the RSA:

•  Entry of the Interim DIP Order, in form and substance acceptable to the Requisite Consenting Lenders, on or before the date that is five (5) calendar days following the Petition Date;

•  File a motion seeking Bankruptcy Court approval of the bidding procedures, in form and substance reasonably acceptable to the Requisite Consenting Lenders, on or before the date that is fifteen (15) calendar days following the Petition Date;

•  Filing the Plan, the accompanying disclosure statement (the “Disclosure Statement”) and a motion seeking approval of the Disclosure Statement and related solicitation procedures, each in form and substance reasonably acceptable to the Requisite Consenting Lenders, on or before the date that is thirty-five (35) calendar days following the Petition Date;

•  Entry of the Final DIP Order, in form and substance acceptable to the Requisite Consenting Lenders, on or before the date that is thirty-five (35) calendar days following the Petition Date;

•  Entry of an order approving the bidding procedures, in form and substance reasonably acceptable to the Requisite Consenting Lenders, on or before the date that is forty (40) calendar days following the Petition Date;

•  Entry of an order approving the Disclosure Statement and related solicitation procedures, in form and substance reasonably acceptable to the Requisite Consenting Lenders, on or before the date that is sixty-five (65) calendar days following the Petition Date;

•  Entry of an order confirming the Plan, in form and substance acceptable to the Requisite Consenting Lenders, on or before the date that is one hundred ten (110) calendar days following the Petition Date; and

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• The occurrence of the Effective Date (as defined below) on or before the date that is one hundred twenty-five (125) calendar days following the Petition Date.

Treatment of Claims and Interests

Administrative, Priority Tax, and Other Priority Claims	Each holder of an allowed administrative, priority tax, or other priority claim shall be paid in full in cash on the effective date of the Plan (the “Effective Date”), or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code.

DIP Facility Claims

On the Effective Date, all obligations under the DIP Facility (“DIP Facility Claims”) shall be paid in full as follows:

(A) if a Sale Transaction is consummated, DIP Facility Claims shall be paid in full in cash from the proceeds of the Sale Transaction; and

(B) if a Reorganization Transaction is consummated, after applying any Partial Sale Proceeds, either (1) the outstanding principal amount under the DIP Facility as of the Effective Date (plus the Exit Fee under the DIP Facility) shall be rolled-over into the Exit Term Loan Facility (and any unpaid fees, interest or other amounts outstanding will be paid in cash) and the holders of the DIP Facility Claims shall receive their pro rata share of New Warrants (as defined below), together with the Priming Facility Claims, or (2) the DIP Facility Claims shall be paid in full in cash with the proceeds of an Acceptable Exit Facility.

Priming Facility Claims

On the Effective Date, each holder of an allowed claim arising under the Prepetition Priming Credit Agreement (“Priming Facility Claims”) will receive:

(A) if a Sale Transaction is consummated, such holder’s pro rata share of Distributable Sale Proceeds, until the Priming Facility Claims have been paid in full; and

(B) if a Reorganization Transaction is consummated, after applying any Partial Sale Proceeds remaining after the DIP Facility Claims have been paid in full, either (1) such holder’s pro rata share of (x) loans under the Exit Term Loan Facility and (y) New Warrants, together with the DIP Facility Claims, or (2) payment in full in cash with the proceeds of an Acceptable Exit Facility. “Distributable Sale Proceeds” means the cash consideration to be

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received by the Debtors in connection with the Sale Transaction, plus the Debtors’ cash on the balance sheet as of the closing of the sale, less any amounts required to be paid in cash (or reserved for) under the Plan, including DIP Facility Claims, administrative claims, priority claims, and Other Secured Claims (as defined below).

Syndicated Facility Claims

On the Effective Date, each holder of an allowed claim arising under the Prepetition Syndicated Credit Agreement (“Syndicated Facility Claims”) will receive:

(A) if a Sale Transaction is consummated, such holder’s pro rata share of (x) Distributable Sale Proceeds (after payment in full of any Priming Facility Claims), until the Syndicated Facility Claims have been paid in full, and (y) any Non-Cash Consideration provided for under a Plan Sponsorship Proposal; or

(B) if a Restructuring Transaction is consummated, such holder’s pro rata share of (i) Partial Sale Proceeds, if any, remaining after the DIP Facility Claims and Priming Facility Claims have been paid in full and (ii) 100% of the Reorganized AAC Equity Interests (as defined below), subject to dilution by the New Warrants and the Management Incentive Plan.

General Unsecured Claims	If a Sale Transaction is consummated, holders of general unsecured claims shall receive their pro rata share of remaining Distributable Sale Proceeds after (and solely to the extent that) all Priming Facility Claims and all Syndicated Facility Claims have been paid in full in cash (including post-petition interest, fees and expenses). If a Reorganization Transaction is consummated, holders of general unsecured claims shall receive no recovery or distribution under the Plan.

Other Secured Claims	Each holder of a secured claim other than a Priming Facility Claim or a Syndicated Facility Claim (an “Other Secured Claim”) shall receive, at the option of the Debtors, with the consent of the Requisite Consenting Lenders (i) payment in cash in an amount equal to such claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s allowed Other Secured Claim shall be reinstated, or (iii) such other treatment so as to render such holder’s allowed Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

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Intercompany Claims	On the Effective Date, each claim held by a Debtor against another Debtor shall either be: (1)(a) reinstated as of the Effective Date for tax purposes or (b) cancelled, in which case no distribution shall be made on account of such claim, in each case as determined by the Debtors with the consent of the Requisite Consenting Lenders; or (2) treated consistent with a Sale Transaction or a Partial Sale.

Section 510(b) Claims	Holders of any claim subject to subordination under section 510(b) of the Bankruptcy Code shall receive no recovery or distribution under the Plan.

Intercompany Interests	On the Effective Date, all equity interests held by a Debtor in another Debtor shall either be (a) reinstated as of the Effective Date or (b) cancelled, in which case no distribution shall be made on account of such interest, in each case as determined by the Debtors with the consent of the Requisite Consenting Lenders.

Existing Equity Interests in AAC Holdings	On the Effective Date, all existing equity interests in AAC Holdings, Inc., whether represented by stock, preferred share purchase rights, warrants, options, or otherwise, will be cancelled, released, and extinguished and the holders of such existing equity interests will receive no distribution under the Plan on account thereof.

Other Key Terms

Mutual Releases, Third Party Releases and Exculpation

The Plan shall include usual and customary releases, including but not limited to, (a) mutual releases by and among the Debtors and the Consenting Lenders and each of their respective former and present officers, directors, agents, investors, attorneys, advisors, employees, shareholders, predecessors, successors, representatives, assigns, and affiliates (collectively, the “Released Parties”) and (b) releases for the benefit of the Released Parties by all holders of claims and interests, in each case to the fullest extent permitted under applicable law, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order by a court of competent jurisdiction to constitute bad faith, fraud, willful misconduct, knowing violation of law or gross negligence.

In addition, the Plan shall include usual and customary exculpation provisions, which shall, among other things, exculpate the Debtors and all professionals and each of their respective former and present officers, directors, agents, investors, attorneys, advisors, employees, shareholders, predecessors, successors, representatives, assigns, and affiliates with respect to any act or omission in connection with, relating to, or arising out of the Restructuring, including but not limited to the Chapter 11 Cases, to the fullest extent permitted under applicable

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law, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order by a court of competent jurisdiction to constitute bad faith, fraud, willful misconduct, knowing violation of law or gross negligence.

Reorganized AAC Equity Interests	If a Reorganization Transaction is consummated, on the Effective Date, Reorganized AAC Holdings, Inc. (“Reorganized AAC”) shall issue new common stock or units (the “Reorganized AAC Equity Interests”) in accordance with the terms of the Plan and the new organizational documents, without the need for any further corporate or shareholder action. The Reorganized AAC Equity Interests shall not be registered under the Securities Act, and shall not be listed for public trading on any securities exchange. None of the Reorganized Debtors will be a reporting company under the Exchange Act. The Reorganized AAC Equity Interests and the New Warrants will be issued pursuant to section 1145 of the Bankruptcy Code and be freely transferrable under applicable securities laws without further registration, subject to certain restrictions on transfers by affiliates and underwriters under applicable securities laws. Notwithstanding the foregoing, the Reorganized AAC Equity Interests and the New Warrants shall be subject to transfer restrictions that prohibit any transfer thereof that Reorganized AAC determines will or could reasonably be expected to result in (i) more than 1,500 “holders of record” (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of the Reorganized AAC Equity Interests, or more than 400 holders of record who are not “accredited investors” (as defined in Regulation D under the Securities Act) or (ii) Reorganized AAC’s being required to register the Reorganized AAC Equity Interests under the Exchange Act, assuming for purposes of (i) and (ii) that all outstanding New Warrants are exercised at the time of such transfer, and any such purported or attempted transfer of New Warrants or Reorganized AAC Equity Interests, as applicable, shall not be recognized by Reorganized AAC or its stock transfer agent or warrant agent, as applicable.

New Warrants	On the Effective Date, to the extent that the Reorganized Debtors enter into the Exit Term Loan Facility, Reorganized AAC shall issue warrants (the “New Warrants”), on the terms set forth on Exhibit 2, to the holders of DIP Facility Claims and Prepetition Priming Facility Claims in accordance with the terms of the Plan, the Exit Term Loan Facility documents and the new organizational documents, without the need for any further corporate or shareholder action.

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New Board	If a Reorganization Transaction is consummated, the board of directors of Reorganized AAC as of the Effective Date (the “New Board”) shall consist of 7 directors, with 6 of the initial directors being selected by the ad hoc group of lenders under the Prepetition Credit Agreements represented by Stroock & Stroock & Lavan LLP (the “Ad Hoc Group”) and one director being the CEO of the Reorganized Debtors. The members of the Ad Hoc Group shall select the initial members of the New Board in proportion to their respective pro forma ownership of the Reorganized AAC Equity Interest and the New Warrants.

Shareholders Agreement	If a Reorganization Transaction is consummated, the holders of Reorganized AAC Equity Interests shall be subject to a shareholders agreement on terms acceptable to the Requisite Consenting Lenders (the “Shareholders Agreement”).

Critical Vendors	The Debtors may seek to obtain Bankruptcy Court approval to treat certain creditors as “critical vendors” and make payments to such “critical vendors” on account of prepetition claims in an aggregate amount not to exceed $1 million. The identities of each critical vendor and the amount(s) paid to each critical vendor shall be approved by the Requisite Consenting Lenders and consistent with the budget in connection with the DIP Facility. Any such payments shall be made pursuant to orders reasonably acceptable to the Requisite Consenting Lenders.

KEIP	The Debtors may seek to obtain Bankruptcy Court approval to implement a key employee incentive plan in an amount not to exceed $2.561 million. The identities of such key employees and the amount(s) paid to each such employee shall be approved by the Requisite Consenting Lenders and consistent with the budget in connection with the DIP Facility. Any such payments shall be made pursuant to orders reasonably acceptable to the Requisite Consenting Lenders.

Management Incentive Plan	If a Reorganization Transaction is consummated, within a reasonable time after the Effective Date, the New Board shall adopt a management incentive plan (the “Management Incentive Plan”) that provides for the issuance of restricted stock units, options, stock appreciation rights and/or other similar appreciation awards of up to 10% of the Reorganized AAC Equity Interests (on a fully diluted basis) to management, key employees and directors of the Reorganized Debtors. The participants in the Management Incentive Plan, the timing and allocations of the awards to participants, and the other terms and conditions of such awards (including, but not limited to, vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its discretion.

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Executory Contracts, Unexpired Leases	All executory contracts (including, without limitation, employment agreements) and unexpired leases shall be assumed or rejected (as the case may be), either (1) as agreed between the Debtors and the Requisite Consenting Lenders or (2) consistent with a Sale Transaction, as applicable.

Avoidance Actions	Any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code, shall be retained by the Reorganized Debtors.

Transaction Expenses	The Debtors shall pay the reasonable fees, costs and expenses of (i) the Consenting Lenders, including the fees, costs and expenses of the Consenting Lender Advisors (as defined in the RSA), and (ii) the Prepetition Agents (as defined in the RSA) and the administrative agent and collateral agent under the DIP Facility, including the fees, costs and expenses of their professionals.

Tax Structure	To the extent practicable, the Restructuring and the consideration received in the Restructuring shall be structured in a manner that (i) minimizes any current taxes payable as a result of the consummation of the Restructuring and (ii) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes) of the Restructuring to the Debtors, the Reorganized Debtors and the holders of equity or debt in the Reorganized Debtors going forward, in each case as determined by the Requisite Consenting Lenders.

Conditions to Effectiveness:

The effectiveness of the Plan will be subject to usual and customary conditions that are satisfactory to the Requisite Consenting Lenders, including the following:

(i) all definitive documents contain terms and conditions consistent in all respects with the RSA and will otherwise be in form and substance reasonably acceptable to the Requisite Consenting Lenders to the extent set forth in the RSA or this Term Sheet, and any conditions precedent related thereto shall have been satisfied or waived;

(ii) the Bankruptcy Court shall have entered the confirmation order for the Plan in form and substance materially consistent in all respects with this Term Sheet and otherwise acceptable to the Debtors and the Requisite Consenting Lenders, and such confirmation order will not have been reversed, stayed, modified or vacated on appeal and such order shall have become a final order;

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(iii) all of the schedules, documents and exhibits to the Plan shall be in form and substance materially consistent in all respects with this Term Sheet and otherwise reasonably acceptable in all respects to the Debtors and the Requisite Consenting Creditors;

(iv) the RSA will not have been terminated, and will be in full force and effect;

(v) the Debtors shall not be in default under the DIP Facility or the orders approving the DIP Facility;

(vi) all Transaction Expenses will have been paid in full in cash;

(vii) in the event of a Reorganization Transaction, (a) the conditions to closing of the Exit Facilities shall have been satisfied or waived and (b) the Reorganized Debtors will have a minimum liquidity (consisting of unrestricted cash and/or revolver availability) of no less than $13 million on a pro forma basis as of the Effective Date, after taking into account any reserves required under the Plan (the “Minimum Liquidity Condition”); and

(viii) all governmental and third party approvals and consents necessary in connection with the Restructuring shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

The conditions precedent set forth herein may not be waived without the express prior written consent of the Debtors and the Requisite Consenting Lenders.

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Execution Version

Exhibit 1

Exit Term Loan Facility Term Sheet

Execution Version

EXHIBIT 1

TO RESTRUCTURING TERM SHEET

AAC HOLDINGS, INC.

EXIT TERM LOAN FACILITY

SUMMARY OF TERMS AND CONDITIONS

Capitalized terms used but not otherwise defined in this Summary of Terms and Conditions (this “Exit Term Loan Facility Term Sheet”) shall have the meanings assigned thereto in the Restructuring Support Agreement, dated June 19, 2020, by and among certain lenders under the Prepetition Priming Credit Agreement (as defined therein) and the Prepetition Syndicated Credit Agreement (as defined therein), AAC Holdings, Inc. and each of its Subsidiaries party thereto (collectively, the “Company”).

Borrower:	AAC Holdings, Inc., a Nevada corporation (the “Borrower”).

Guarantors:	Each Person that is a Guarantor (as defined in the DIP Facility) or that otherwise guarantees the DIP Facility (including, for the avoidance of doubt, each Person (other than the Borrower) that is a debtor and debtor-in-possession in the Chapter 11 Cases) (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”), on a joint and several basis.

Agent:	A financial institution to be selected by the “Required Lenders” under the DIP Facility (the “Required DIP Lenders”) and the Requisite Consenting Lenders and reasonably acceptable to the Borrower, will act as administrative agent and collateral agent for the Exit Term Loan Lenders with respect to the Exit Term Loan Facility (as defined below) (in such capacities, the “Exit Term Loan Agent”) and will perform the duties customarily associated with such roles.

Exit Term Loan Lenders:	The lenders under the Exit Term Loan Facility (each an “Exit Term Loan Lender”; and, collectively, the “Exit Term Loan Lenders”) shall initially be the DIP Lenders and the lenders under the Prepetition Priming Credit Agreement (and/or one or more of their respective affiliates and/or related funds or accounts).

Type and Amount of the Exit Term Loans:	A secured term loan facility (the “Exit Term Loan Facility”; and the term loans thereunder, the “Exit Term Loans”) in an aggregate principal amount equal to the aggregate outstanding principal amount of (x) the DIP Facility as of the Effective Date, plus (y) the Termination Payment (as defined in the DIP Commitment Letter) payable under the DIP Facility, and (z) the aggregate outstanding principal amount of loans outstanding under the Prepetition Priming Credit Agreement.

Once repaid or prepaid, no portion of the Exit Term Loans may be reborrowed.

Amortization:	None.

Interest:	At all times prior to the occurrence of an Event of Default (as defined below), interest on the Exit Term Loans shall accrue at a rate per annum equal to 18%; provided, that (i) the portion of such interest accruing at a per annum rate equal to 10% per annum (the “Cash Interest Rate”), shall be payable in cash monthly, and (ii) the portion of such interest accruing at a per annum rate equal to 8% shall be payable in kind monthly by increasing the principal amount of Exit Term Loans outstanding on the applicable payment date.

Upon the occurrence and during the continuance of an Event of Default, the Cash Interest Rate on the Exit Term Loans shall accrue at an additional 2% per annum.

All interest shall be computed on the basis of a three hundred sixty- (360-) day year for the actual number of days elapsed.

Agency Fee:	The Borrower shall pay agency fees to the Exit Term Loan Agent in an amount to be agreed between the Borrower and the Exit Term Loan Agent.

Documentation:	The Exit Term Loan Facility will be governed by, and documented pursuant to, and the Exit Term Loan Obligations shall be secured and guaranteed pursuant to terms set forth in, as applicable, a credit agreement (the “Exit Term Loan Credit Agreement”) and such other definitive agreements, documents and instruments (including, as applicable, the related notes, security agreements, collateral agreements, pledge agreements, control agreements, guarantees and mortgages) as are, in each case, usual and customary for financings of this type, necessary or desirable to effectuate the financing contemplated hereby and/or otherwise required by (a) the Required DIP Lenders and the Requisite Consenting Lenders, prior to the Closing Date, and (b) following the Closing Date, the Required Exit Term Loan Lenders (as defined below) or the Exit Term Loan Agent (as applicable, the “Required Parties”) (such agreements, documents and instruments, together with the Exit Term Loan Credit Agreement, collectively, the “Exit Term Loan Documents”); provided, that, each Exit Term Loan Document shall be (x) in form and substance satisfactory to the Required Parties and (y) subject to the foregoing, based on the corresponding definitive documentation governing the credit facility provided pursuant to the Prepetition Priming Credit Agreement, subject to such modifications (in each case, satisfactory to the Required Parties) as are (i) required to give effect to, and reflect, the terms and provisions set forth in, this Exit Term Loan Facility Term Sheet and/or (ii) necessary or desirable, or otherwise required by the Required Parties, to effectuate the financing contemplated hereby and/or to reflect the pro forma capital structure of the Loan Parties, the size of the Exit Term Loan Facility, the business plan and operations of the group (the foregoing standards, the “Documentation Principles”).

Closing Date:	The Effective Date, subject to satisfaction or waiver by the Required Parties of the conditions precedent set forth in the Exit Credit Agreement (the “Closing Date”).

Maturity:	Five (5) years after the “Closing Date” as defined in the DIP Credit Agreement.

2

Use of Proceeds:	The Exit Term Loans will be issued in exchange for DIP Facility Claims and the Priming Facility Claims pursuant to the Plan.

Mandatory Prepayments:	The Exit Term Loan Credit Agreement will contain mandatory prepayment provisions determined in accordance with the Documentation Principles.

Voluntary Prepayments:	The Exit Term Loan Credit Agreement will contain optional prepayment provisions determined in accordance with the Documentation Principles.

Security:	All obligations of the Borrower and the Guarantors to the Exit Term Loan Agent and the Exit Term Loan Lenders under the Exit Term Loan Facility, including, without limitation, all principal and accrued interest, premiums, costs, fees, expenses and any other amounts due under the Exit Term Loan Facility (collectively, the “Exit Term Loan Obligations”), shall be secured by continuing, valid, binding, enforceable and perfected first-priority (subject only to certain customary permitted liens and liens securing an Additional Exit Financing Facility, if any, that is secured on a senior basis to the Exit Term Loan Obligations as contemplated herein) liens on, and security interests in (collectively, the “Liens”), all assets and properties of, and 100% of the capital stock in, the Loan Parties (including, without limitation all assets and properties constituting, or of the type that would constitute, “Collateral” for purposes of, and as defined in, the Prepetition Priming Credit Agreement), whether tangible, intangible, real, personal, or mixed, whether owned by, or owing to, the Loan Parties on the Closing Date, or acquired by or arising in favor of the Loan Parties after the Closing Date (including under any trade names, styles, or derivations thereof) and whether owned or consigned by or to, or leased from or to, or thereafter acquired by, the Loan Parties, and regardless of where located, before or after the Closing Date (collectively, the “Collateral”).

Financial Reporting:	The Exit Term Loan Credit Agreement shall contain financial reporting and other information delivery requirements determined in accordance with the Documentation Principles, including, without limitation, (i) annual, quarterly and monthly financials and (ii) such additional financials, reports and other information as may be required by the Required Parties.

Conditions Precedent to Closing and Credit Extensions:	The Exit Term Loan Credit Agreement will contain conditions precedent determined in accordance with the Documentation Principles, including, without limitation, the entry by the Borrower into an additional financing facility in an aggregate principal amount not to exceed an amount to be agreed by and on terms and conditions reasonably satisfactory to the Required Parties (an “Additional Exit Financing Facility”) consisting of revolving loans, term loans or other indebtedness as may be necessary to enable the Borrower to satisfy the Minimum Liquidity Condition and having terms acceptable to the Borrower and the Required Parties, which Additional Exit Financing Facility, if secured, may be secured on a senior, pari passu or junior basis to the Exit Term Loan Obligations subject to customary intercreditor terms acceptable to the Required Parties; provided, that the Exit Term Loan Documents and the agreements and obligations of the Exit Term Loan Lenders under the Exit Term Loan Documents shall not become effective, and no Exit Term Loans shall be made, unless the Plan has been confirmed by the Bankruptcy Court in the manner and to the extent required by the RSA, pursuant to which a Reorganization Transaction is consummated, and the conditions precedent to the effectiveness of such Plan shall have been satisfied or waived in accordance therewith.

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Representations and Warranties:	The Exit Term Loan Documents shall contain representations and warranties with respect to the Loan Parties and their subsidiaries determined in accordance with the Documentation Principles.

Affirmative and Negative Covenants:	The Exit Term Loan Documents shall contain affirmative and negative covenants determined in accordance with the Documentation Principles; provided, that the Exit Term Loan Documents will permit the incurrence of indebtedness and liens represented by any Additional Exit Financing Facility, on a senior, pari passu or junior basis and subject to customary intercreditor terms acceptable to the Required DIP Lenders and the Requisite Consenting Lenders.

Financial Covenant:	The Exit Term Loan Documents shall contain financial covenants determined in accordance with the Documentation Principles, including, without limitation, a senior secured leverage ratio and such other terms acceptable to the Required DIP Lenders and the Requisite Consenting Lenders.

Events of Default and Remedies:	The Exit Term Loan Credit Agreement shall contain defaults and events of default (each, an “Event of Default”), and remedies in respect thereof determined in accordance with the Documentation Principles.

Required Exit Term Loan Lenders:	Exit Term Loan Lenders holding a majority of the aggregate outstanding principal amount of Exit Term Loans, under the Exit Term Loan Facility (the “Required Exit Term Loan Lenders”).

Miscellaneous:	The Exit Term Loan Credit Agreement will, among other provisions deemed appropriate by the Required Parties (in their sole discretion), also contain the following, each of which shall be in form and substance satisfactory to the Required Parties:

(a)   A provision providing an indemnification from the Borrower and each of the Guarantors to the Exit Term Loan Agent and each of the Exit Term Loan Lenders that is usual and customary for transactions of this type and as otherwise determined in accordance with the Documentation Principles.

(b)   A provision providing for the reimbursement of fees, costs and expenses of the Exit Term Loan Agent and each of the Exit Term Loan Lenders (including, without limitation, the fees, costs and expenses of their respective counsel, advisors and other professionals) determined in accordance with the Documentation Principles.

(c)   Standard yield protection provisions determined in accordance with the Documentation Principles (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes).

Governing Law:	New York.

Counsel to Initial Exit Term Loan Lenders:	Stroock & Stroock & Lavan LLP.

4

Execution Version

Exhibit 2

New Warrant Term Sheet

Execution Version

EXHIBIT 2

TO RESTRUCTURING TERM SHEET

AAC HOLDINGS, INC.

NEW WARRANTS

SUMMARY OF TERMS AND CONDITIONS

This term sheet (this “New Warrant Term Sheet”) describes certain material terms of the warrants to purchase shares of Reorganized AAC Equity Interests, to be issued in the Reorganization Transaction contemplated by the Restructuring Term Sheet this New Warrant Term Sheet is attached to (the “Restructuring Term Sheet”). Capitalized terms used but not otherwise defined in this New Warrant Term Sheet shall have the meanings assigned thereto in the Restructuring Term Sheet and, if not defined therein, in the Restructuring Support Agreement, dated June 19, 2020, by and among certain lenders under the Prepetition Priming Credit Agreement (as defined therein) and the Prepetition Syndicated Credit Agreement (as defined therein), AAC Holdings, Inc. and each of its Subsidiaries party thereto (collectively, the “Company”). All references in this New Warrant Term Sheet to a “share” or “shares” in this New Warrant Term Sheet shall mean shares or units, as the case may be.

Issuer:	AAC Holdings, Inc., a Nevada corporation.

Warrants:	On the Effective Date, to the extent that the Reorganized Debtors enter into the Exit Term Loan Facility, Reorganized AAC shall issue warrants (collectively, the “New Warrants”), with an exercise price of $0.01 per share (the “Exercise Price”), to purchase an aggregate number of shares equal to 35% of the Reorganized AAC Equity Interests on a fully diluted basis (calculated as of the Effective Date and including any shares issuable upon exercise of the New Warrants, and not including, and subject to dilution on account of, equity issued under the Management Incentive Plan and, for the avoidance of doubt, any other share issuances following the Effective Date) (the “Effective Date Shares”) to holders of DIP Facility Claims and Priming Facility Claims (collectively, the “Holders”), in accordance with the terms of the Plan, the Exit Term Loan Facility documents and the new organizational documents, without the need for any further corporate or shareholder action. For the avoidance of doubt, the New Warrants shall be issued pro rata to the holders of DIP Facility Claims and Priming Facility Claims. The terms of the New Warrants shall be satisfactory to the “Required Lenders” under the DIP Facility and the Requisite Consenting Lenders (together, the “Required Parties”) and shall include the terms outlined below.

Expiration Date:	The New Warrants will expire on the date that is five (5) years after the Effective Date (the “Expiration Date”).

Exercisability:	Each New Warrant may be exercised, at any time and from time to time, in whole or in part, at the option of the Holder thereof. Any exercise of a New Warrant shall be subject to customary exercise terms, including (i) the delivery of an appropriate exercise form, (ii) payment in full of the applicable Exercise Price and (iii) execution of the Shareholders Agreement.

Reservation of Shares:	Reorganized AAC will at all times reserve and keep available, free from preemptive rights and solely for the purpose of enabling it to satisfy its obligation to issue shares upon the exercise of New Warrants, a number of authorized and unissued shares of Reorganized AAC Equity Interests equal to at least the maximum number of shares that would be issued if all New Warrants outstanding at such time were fully exercised for cash.

Redemption:	The New Warrants will not be subject to redemption by Reorganized AAC or any other person. For the avoidance of doubt, any New Warrants that have not been exercised on or prior to the Expiration Date shall automatically expire and terminate, with no further action by any party.

Securities Registration:	All of the New Warrants and shares of Reorganized AAC Equity Interests issuable pursuant to the exercise of the New Warrants (the “Warrant Shares”) will be issued pursuant to section 1145 of the Bankruptcy Code and be freely transferrable under applicable securities laws without further registration, subject to certain restrictions on transfers by affiliates and underwriters under applicable securities laws.

Transfers:	All New Warrants will be freely transferrable under applicable securities laws without further registration, subject to certain restrictions on transfers by affiliates and underwriters under applicable securities laws. Notwithstanding the foregoing, the New Warrants and Reorganized AAC Equity Interests shall be subject to transfer restrictions that prohibit any transfer thereof that Reorganized AAC determines will or could reasonably be expected to result in (i) more than 1,500 “holders of record” (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of the Reorganized AAC Equity Interests, or more than 400 holders of record who are not “accredited investors” (as defined in Regulation D under the Securities Act) or (ii) Reorganized AAC’s being required to register the Reorganized AAC Equity Interests under the Exchange Act, assuming for purposes of (i) and (ii) that all outstanding New Warrants are exercised at the time of such transfer, and any such purported or attempted transfer of New Warrants or Reorganized AAC Equity Interests, as applicable, shall not be recognized by Reorganized AAC or its stock transfer agent or warrant agent, as applicable.

Information Rights:	Holders of New Warrants shall be entitled to the same information rights, if any, as the holders of Reorganized AAC Equity Interests.

Voting/Consent Rights:	The New Warrants shall have no voting or consent rights other than as set forth in the section titled “Amendments” below.

Amendments:	The terms and conditions of the New Warrants may not be amended except by Reorganized AAC with the affirmative vote or written consent of the holders of a majority of the outstanding New Warrants; provided, however, that the consent of each Holder affected thereby shall be required for any amendment pursuant to which (i) the Exercise Price would be increased and/or the number of Reorganized AAC Equity Interests issuable pursuant to the exercise of a New Warrant would be decreased (in each case, other than pursuant to anti-dilution protections) or (ii) the Warrant Expiration Date is changed to an earlier date.

Anti-Dilution:	The New Warrants will be subject to customary anti-dilution protections.

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Administration:	The New Warrants will be administered by a warrant agent (which may be Reorganized AAC) acceptable to the Required Parties.

Notice:	Reorganized AAC shall provide each Holder with copies of all notices and other materials provided to (and at the same time as provided to) holders of Reorganized AAC Equity Interests, and shall promptly provide each Holder with written notice of (i) any event that would result in an anti-dilution adjustment to the New Warrants, (ii) any Sale of the Company (as defined below), (iii) any amendment or proposed amendment to the New Warrants, (iv) the setting of any record date for determining the holders of Reorganized AAC Equity Interests entitled to vote on any matter or participate in any dividend or distribution, (v) any vote (including by written consent) by the holders of Reorganized AAC Equity Interests, (vi) any dividend or distribution to holders of Reorganized AAC Equity Interests and (vii) all other matters or events with respect to which the holders of Reorganized AAC Equity Interests receive notice.

As used herein, “Sale of the Company” means any consolidation, merger, sale of all or substantially all assets of Reorganized AAC and its subsidiaries (taken as a whole) or similar transaction in which the holders of Reorganized AAC Equity Interests are or will be entitled to receive (either directly or upon subsequent liquidation) cash, stock, securities, or other assets or property with respect to or in exchange for shares of Reorganized AAC Equity Interests.

Governing Law:	New York.

3

EXHIBIT B

JOINDER AGREEMENT

[•], 2020

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of June 19, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among AAC Holdings, Inc. (“AAC”), each of the direct and indirect Subsidiaries of AAC party thereto and the Persons named therein as “Consenting Lenders” thereunder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Lender” and a “Restructuring Support Party” for all purposes under the Agreement and with respect to all Claims and Interests held such Joinder Party.

2. Representations and Warranties. The Joinder Party hereby makes the representations and warranties of the Consenting Lenders set forth in Section 7 of the Agreement to each other Restructuring Support Party.

3. Governing Law. This joinder agreement (the “Joinder Agreement”) to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joinder Party has caused this Joinder Agreement to be executed as of the date first written above.

[Name of Transferor: ________________________]

Name of Joinder Party: _______________________

By:
Name:
Title:

Notice Address:

E-mail:
Attention:

with a copy to:

E-mail:
Attention:

Principal Amount of Prepetition Priming Facility Loans:

$
Principal Amount of Prepetition Priming Syndicated Facility Loans:

$

Equity Interests:

[Joinder Agreement to Restructuring Support Agreement Signature Page]

EXHIBIT C

DIP COMMITMENT LETTER

Execution Version

June 19, 2020

AAC Holdings, Inc.

200 Powell Place

Brentwood, Tennessee 37027

Attention: Andrew McWilliams, Chief Executive Officer

DIP COMMITMENT LETTER

SUPERPRIORITY SENIOR SECURED

DEBTOR-IN-POSSESSION CREDIT FACILITY

Ladies and Gentlemen:

We understand that AAC Holdings, Inc., a Nevada corporation (the “Company”) and certain of the Company’s direct and indirect subsidiaries, affiliates and other entities (collectively and together with the Company, the “Debtors” and “you”), may determine to file voluntarily petitions under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (such petitions, collectively, the “Chapter 11 Cases”). In connection with the Chapter 11 Cases, each DIP Commitment Party (as defined below) is pleased to inform you of its several but not joint commitment to provide (directly or indirectly, through one or more of its Affiliates and/or related, advised or managed funds or accounts) to the Debtors, as debtors and debtors-in-possession during the Chapter 11 Cases, in each case, subject to the DIP Orders, and otherwise on the terms, and subject to the conditions, set forth in this letter agreement (including the Summary of Material Terms and Conditions attached hereto as Exhibit A (the “DIP Term Sheet”), and all other annexes, schedules, exhibits or attachments hereto and thereto, collectively, this “DIP Commitment Letter”), the principal amount set forth opposite such DIP Commitment Party’s name on Schedule I hereto under the heading “DIP Commitment” (such principal amount, such DIP Commitment Party’s “DIP Commitment”) of the DIP Facility described in the DIP Term Sheet (the aggregate commitments of the DIP Commitment Parties with respect to the aggregate principal amount of the DIP Facility, the “DIP Commitments”).

Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the DIP Term Sheet and, if not defined therein, in the Prepetition Senior Lien Credit Agreement referred to in the DIP Term Sheet. For the purposes of this DIP Commitment Letter, the term (a) “DIP Commitment Party” means each of the financial institutions and other entities named on Schedule I hereto (where applicable, in such entity’s capacity as investment advisor or manager with respect to certain managed accounts) and/or one or more Affiliates and/or other Persons designated by such entities, and “DIP Commitment Parties”, “we” or “us” is a collective reference to each such DIP Commitment Party, (b) “Transactions” means, collectively, the entering into, funding and incurrence of obligations under the DIP Facility, and all other transactions consummated in connection with, relating to, or otherwise contemplated by, the this DIP Commitment Letter, the DIP Facility and/or any of the DIP Loan Documents (including, without limitation, the payment of all related fees, costs and expenses, and the use of proceeds of the DIP Facility) and (c) “Related Person” means, with respect to any Person, (i) such Person’s subsidiaries and Affiliates, (ii) such Person’s and its Affiliates’ respective controlling Persons, equityholders, members, managers, limited or general partners, investors, and managed funds or accounts, (iii) the respective directors, officers, employees, counsel, advisors, agents and other representatives of each of the foregoing and (iv) the respective successors and assigns of each of the foregoing.

The Company’s obligations in respect of the DIP Facility shall constitute super-priority claims under Bankruptcy Code section 364(c)(1) and be entitled to first priority security interests under Bankruptcy Code sections 364(c)(2), (c)(3) and (d)(1), in each case, as more fully described in the DIP Term Sheet.

The Debtors agree that an institution reasonably acceptable to the DIP Commitment Parties and the Debtors will act as the sole administrative agent and collateral agent in respect of the DIP Facility (in such capacities, together with its successors and permitted assigns in such capacities, the “DIP Agent”) on the terms and subject to the conditions set forth in this DIP Commitment Letter and the DIP Term Sheet. The Debtors also agree that the DIP Commitment Parties may require that an institution acceptable to the DIP Commitment Parties act as the sole arranger in respect of the DIP Facility (in such capacity, together with its successors and permitted assigns, the “DIP Arranger”) on the terms and subject to the conditions set forth in this DIP Commitment Letter and the DIP Term Sheet. Except as set forth herein, without the prior written consent of the DIP Commitment Parties, no other arrangers, bookrunners, or other agents or co-agents will be appointed, or other titles conferred with respect to the DIP Facility. Except as set forth in the DIP Term Sheet, without the prior written consent of the Required DIP Commitment Parties, no DIP Commitment Party or DIP Lender (as defined in the DIP Term Sheet) will receive any compensation of any kind for its commitment to participate or its participation in the DIP Facility.

The DIP Commitment Parties may syndicate the DIP Facility in accordance with syndication procedures acceptable to DIP Commitment Parties that collectively hold a majority of the DIP Commitments (as in effect on the date hereof) (the “Required DIP Commitment Parties”) (the “DIP Syndication Procedures”); provided, that the applicable assignee shall become a party to the Restructuring Support Agreement prior to, or concurrently with, the effectiveness of any assignment to it of any portion of the DIP Commitment or funded DIP Loans pursuant to such syndication. Notwithstanding the foregoing, in connection with any syndication of the DIP Facility, no DIP Commitment Party shall be relieved, released or novated from its commitments and obligations hereunder (including its obligation with respect to the initial funding under the DIP Facility on the Closing Date) until after the initial funding of the DIP Facility has occurred on the Closing Date in accordance with the terms hereof.

1. Conditions Precedent. The obligations of the DIP Commitment Parties hereunder are several and not joint and are in all respects subject to the satisfaction (or waiver by the Required DIP Commitment Parties, in their sole discretion) of the conditions precedent set forth in the DIP Term Sheet under the heading “Conditions Precedent to Closing and DIP Draws”.

2. Information; Representations and Warranties; Covenants. Each Debtor represents and warrants that (i) all information that has been or will hereafter be made available to the DIP Agent, DIP Arranger or any DIP Commitment Party, or any of their respective Related Persons by or on behalf of the Debtors or any of their respective Related Persons in connection with the Transactions (other than the Projections (as defined below), the “Information”), when taken as a whole, is and will be complete and correct in all material respects as of the time provided and does not and will not contain any untrue statement of a material fact known at the time such Information was provided or omit to state a then-known material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of the Debtors or any of their respective Related Persons and made available to the DIP Agent, DIP Arranger or any DIP Commitment Party or any of their respective Related Persons in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time made and at the time the related Projections are made available to such Persons (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the Debtors’ control, and that no assurance can be given that the Projections will be realized). If at any time from the date hereof until the effectiveness of the DIP Loan Documents, any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished, and such representations and warranties were then being made, at such time, then the Debtors will promptly supplement, or cause to be promptly supplemented, the Information and the Projections so that such representations and warranties contained in this paragraph will be correct at such time. In issuing this DIP Commitment Letter and in arranging and providing the DIP Facility, the DIP Agent, the DIP Arranger and the DIP Commitment Parties will be entitled to use, and to rely on the accuracy of, the Information and Projections furnished to them by or on behalf of the Debtors and their respective Related Persons without responsibility for independent verification thereof.

3. Indemnification. The Debtors agree, jointly and severally and irrespective of the occurrence of the Closing, to indemnify and hold harmless the DIP Agent, DIP Arranger, each DIP Commitment Party and each DIP Lender, in each case, in such capacities, and each of their respective Related Persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees and disbursements of counsel) and liabilities (including any actions or other proceedings commenced or threatened in respect thereof), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any action, investigation, litigation or proceeding or the preparation or conduct of a defense in connection therewith (whether or not such Indemnified Person is a party to any such action, investigation, litigation or proceeding)), in each case, arising out of or in connection with or by reason of this DIP Commitment Letter (including the DIP Term Sheet), the DIP Loan Documents or the Transactions. The Debtors further agree to reimburse each Indemnified Person promptly upon (but in any event within five (5) business days of) demand for all reasonable and documented legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to any such investigation, litigation or proceeding to which the indemnity in this paragraph applies (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein). In the case of any such investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by any Debtor, any securityholder or creditor of any Debtor, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any of the Transactions are consummated. Notwithstanding anything to the contrary in this Section 3, this indemnity will not extend to damages that a court of competent jurisdiction finally determines in a non-appealable judgment to have been caused by any Indemnified Person’s own gross negligence or willful misconduct nor to any reimbursement obligations for legal or other expenses incurred in connection therewith.

No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from (in each case as finally determined by a court of competent jurisdiction in a final and non-appealable judgment) the willful misconduct or gross negligence of such Indemnified Person. No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Debtor or any of its Related Persons, securityholders or creditors for, or in connection with, the Transactions.

The Debtors further agree that, without the prior written consent of an Indemnified Person, the Debtors will not enter into any settlement of any such investigation, litigation or other proceeding to which the indemnity in this Section 3 applies.

4. DIP Facility Payments; Costs and Expenses. The Debtors will pay (or cause to be paid) the fees, payments and other amounts as set forth herein, in the DIP Term Sheet and in any engagement and/or fee letter entered into with the DIP Agent in connection with the DIP Facility (the “DIP Agency Fee Letter”). In addition, the Debtors shall jointly and severally pay promptly after receipt of an invoice from the DIP Arranger, the DIP Agent, the DIP Commitment Parties or any DIP Lender Advisors all reasonable and documented fees and out-of-pocket costs, expenses and disbursements of the DIP Arranger, the DIP Agent, the DIP Commitment Parties and DIP Lender Advisors, in each case, in connection with (a) the DIP Facility and the preparation, negotiation, execution and delivery of this DIP Commitment Letter, the DIP Loan Documents, the DIP Orders and the administration of the DIP Facility, including, without limitation, all due diligence, syndication, transportation, computer, duplication, messenger, audit, insurance, appraisal, valuation and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by the DIP Agent and the DIP Commitment Parties in connection with the DIP Facility, the DIP Loan Documents or the Transactions, the administration of the DIP Facility and any amendment or waiver of any provision of the DIP Loan Documents, (b) the enforcement of any of their rights and remedies hereunder or under the DIP Loan Documents or enforcing any DIP Loan Document or Order or DIP Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default (as defined in the DIP Term Sheet), (c) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (d) commencing, defending or intervening in any litigation, or filing a petition, complaint, answer, motion or other pleadings in any legal proceeding, in each case, relating to, or arising out of or in connection with, the DIP Obligations, any of the Transactions, the DIP Order and/or any of the DIP Loan Documents, any Debtor and/or any of its Affiliates, and/or any transactions contemplated by, or consummated in connection with, any of the foregoing, and (e) taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described above.

5. Confidentiality. By accepting delivery of this DIP Commitment Letter, each Debtor agrees that the existence, contents and terms of this DIP Commitment Letter (including the DIP Term Sheet) are confidential and are solely for its confidential use in connection with the Transactions and that, without the prior written consent of the DIP Commitment Parties, neither the existence, nor the terms and contents hereof and thereof shall be disclosed by it to any person or entity (whether legal or other entity), other than officers, directors, employees, agents, representatives, equity-holders, accountants, attorneys and other advisors of the Debtors, and then only on a confidential basis in connection with the Transactions. Notwithstanding the foregoing, following the Debtors’ acceptance of the provisions hereof and its return of an executed counterpart of this DIP Commitment Letter, the Debtors may disclose this DIP Commitment Letter solely to the extent compelled in the Chapter 11 Cases or in any other judicial or administrative proceeding to which the Debtors are a party relating to the Debtors’ exercise of any rights or remedies hereunder; provided, that, except to the extent legally impermissible, the Debtors shall (x) limit disclosure to the court filings relating to the relevant proceedings and (y) consult with the DIP Commitment Parties (or counsel to the DIP Commitment Parties) prior to making any such disclosure (or shall notify the DIP Commitment Parties thereof promptly upon being legally permitted to do so), and take such steps as are necessary or desirable to preserve the confidentiality of any information or materials disclosed in connection therewith (including making any redactions and taking such other actions as may be requested by the Required DIP Commitment Parties. Subject to any applicable legal requirements), it being understood and agreed that nothing herein shall permit any disclosure in the context of any marketing or press materials or other form of general public release, each of which shall be permitted only with the Required DIP Commitment Parties’ prior written consent.

6. No Third Party Reliance, Etc. The agreements of the DIP Commitment Parties hereunder and of any DIP Lender that issues a commitment to provide financing under the DIP Facility are made solely for the benefit of the Debtors and may not be relied upon or enforced by any other person. Notwithstanding anything to the contrary, the DIP Agent shall be a third party beneficiary of the agreements of the Debtors in this DIP Commitment Letter, and of the provisions of Section 10 hereof, and shall be entitled to enforce such agreements and provisions.

7. Sharing Information; Absence of Fiduciary Relationship. You acknowledge that the DIP Arranger, DIP Agent, each DIP Commitment Party and/or one or more of their Related Persons may provide financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with the interests of the Debtors. None of the DIP Arranger, the DIP Agent, any DIP Commitment Party, or any of their respective Related Persons will use in connection with the Transactions, or furnish to the Debtors, confidential information that the DIP Arranger, the DIP Agent, such Commitment Party or any of their Related Persons obtained or may obtain from any other person.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you or any of your Related Persons, on the one hand, and the DIP Arranger, the DIP Agent any of the DIP Commitment Parties and/or any of their respective Related Persons, on the other hand, has been or will be created in respect of any of the Transactions, irrespective of whether any such Person has advised or is advising you or any of your Related Persons on other matters, and (b) you will not bring or otherwise assert any claim against the DIP Arranger, the DIP Agent, any of the DIP Commitment Parties or any of their respective Related Persons for breach of fiduciary duty or alleged breach of fiduciary duty, and agree that none of the DIP Arranger, DIP Agent, DIP Commitment Parties or any of their respective Related Persons shall have any liability (whether direct or indirect) to you or any of your Related Persons in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of any of the Debtors and/or the Debtors’ or any of your Related Persons or creditors.

You further acknowledge that each of the DIP Arranger, the DIP Agent and the DIP Commitment Parties and their respective Affiliates (collectively, the “Group”) is a full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any member of the Group may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any member of the Group, or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. Accordingly, there may be situations where parts of the Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Debtors’ interests. For example, the Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of any Debtor or its Affiliates or other entities connected with the DIP Facility or the Transactions.

8. Commitment Acceptance and Termination. This DIP Commitment Letter shall become effective with respect to the DIP Commitment Parties agreements herein upon delivery of this DIP Commitment Letter to the Debtors, duly executed by the DIP Commitment Parties. This DIP Commitment Letter and each DIP Commitment Party’s commitments and undertakings set forth in this DIP Commitment Letter will terminate and expire automatically on the earliest to occur of:

(a) 11:59 p.m. (New York City time) on June 19, 2020 (as such time may be extended with the prior written consent of the Required DIP Commitment Parties and the Company) unless by such time the Debtors execute and deliver this DIP Commitment Letter to the DIP Commitment Parties;

(b) 11:59 p.m. (New York City time) on June 21, 2020, unless Chapter 11 Cases shall have been commenced in the Bankruptcy Court prior to such time (the date of such commencement, the “Petition Date”);

(c) if the Petition Date has occurred by the time set forth in clause (b) above, 11:59 p.m. (New York City time) on the date that is five (5) calendar days after the Petition Date, unless the Bankruptcy Court shall have entered the Interim DIP Order prior to such time;

(d) if the Interim DIP Order has been entered by the time set forth in clause (c) above, the earlier of (i) the time at which all DIP Loan Documents required to be in effect for the Closing Date to occur have become effective and (ii) 11:59 p.m. (New York City time) on the date that is two (2) business days after the date on which the Interim DIP Order has been entered (as such time may be extended with the prior written consent of the Required DIP Commitment Parties and the Company), unless the Closing Date has occurred (and all DIP Loan Documents required to be in effect thereon have been executed and delivered by all parties thereto and are in full force and effect) by such time;

(e) the date on which any issuance, placement, incurrence or funding of debt securities or bank financing by any of the Debtors with third parties (other than the DIP Facility) is consummated; or

(f) the filing by any Debtor of any motion or request in the Chapter 11 Cases or in any other legal proceeding seeking, or the entry by the Bankruptcy Court of, an order (i) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or

(iv) terminating or modifying the exclusive right of the Debtors to file a plan of reorganization under section 1121 of the Bankruptcy Code.

9. Assignments.

(a) Neither this DIP Commitment Letter, nor any rights or obligations hereunder, may be assigned by any Debtor to any Person without the prior written consent of the DIP Commitment Parties, and any attempted or purported assignment without such consent shall be null and void ab initio.

(b) Except in connection with the syndication of the DIP Facility in accordance with the DIP Syndication Procedures, as set forth above, or as otherwise permitted under the DIP Credit Agreement, no DIP Commitment Party may assign its rights or obligations with respect to its unfunded DIP Commitment.

10. Amendments. This DIP Commitment Letter may not be amended, or any provision hereof waived or modified, except by written agreement signed by the Debtors and the Required DIP Commitment Parties (which amendment, waiver or modification may be effected via email); provided, that any amendment or other modification hereof that affects the rights or obligations of the DIP Agent or the DIP Arranger shall require the consent of the DIP Agent or the DIP Arranger, as applicable.

11. Governing Law; Waiver of Jury Trial; Jurisdiction. This DIP Commitment Letter, and the rights and obligations of the parties hereunder, and any claim, controversy or dispute arising under or in connection with this DIP Commitment Letter or any of the Transactions, shall, in each case, be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this DIP Commitment Letter or the Transactions or the actions of the parties hereto in the negotiation, performance or enforcement hereof. By its execution and delivery of this DIP Commitment Letter, each of the parties hereby irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this DIP Commitment Letter, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any federal or state court in the borough of Manhattan, the city of New York, and by execution and delivery of this DIP Commitment Letter, each of the parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction, following the commencement of the Chapter 11 Cases, each of the parties agrees that the Bankruptcy Court shall have exclusive jurisdiction with respect to any matter under or arising out of or in connection with this DIP Commitment Letter; provided, that the parties acknowledge that any appeals from the Bankruptcy Court may have to be heard by a court other than the Bankruptcy Court.

12. Counterparts. This DIP Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same DIP Commitment Letter. Delivery of an executed counterpart of a signature page to this DIP Commitment Letter by facsimile or electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart of this DIP Commitment Letter.

13. Entire Agreement. This DIP Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect to the DIP Facility and the Transactions.

14. Termination. You may terminate this DIP Commitment Letter upon written notice to the DIP Arranger, the DIP Agent and the DIP Commitment Parties at any time, provided, that the provisions of, and agreements of the Debtors under, Section 2 (Information; Representations and Warranties), Section 3 (Indemnification), Section 4 (DIP Facility Payments; Costs and Expenses), Section 5 (Confidentiality), Section 6 (No Third Party Reliance), Section 7 (Sharing Information; Absence of Fiduciary Relationship), Section 11 (Governing Law; Waiver of Jury Trial; Jurisdiction) and this Section 14 of this DIP Commitment Letter shall survive, and shall remain in full force and effect notwithstanding, any termination or expiration of this DIP Commitment Letter, or completion of the arrangement provided by this DIP Commitment Letter or the occurrence of the Closing Date, except that, if the Closing Date occurs and the DIP Loan Documents shall be in full force and effect, the provisions of Section 3 (Indemnification), Section 4 (DIP Facility Payments; Costs and Expenses), Section 5 (Confidentiality) and Section 7 (Sharing Information; Absence of Fiduciary Relationship) shall be superseded by the terms of the DIP Loan Documents governing such matters, to the extent that such terms are at least as favorable to the DIP Commitment Parties, DIP Agent and DIP Arranger as the provisions of this DIP Commitment Letter.

15. PATRIOT Act Notification. The DIP Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the DIP Commitment Parties, DIP Agent, DIP Arranger and each DIP Lender is required to obtain, verify and record information that identifies the issuer and each guarantor under the DIP Facility, which information includes the name, address, tax identification number and other information regarding the issuer and each guarantor that will allow the DIP Commitment Parties, DIP Agent, DIP Arranger or DIP Lenders to identify the issuer and each guarantor in accordance with the PATRIOT Act and is effective as to each DIP Commitment Party, the DIP Agent, the DIP Arranger and each DIP Lender.

The DIP Commitment Parties are pleased to have been given the opportunity to assist you in connection with this financing.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this DIP Commitment Letter and returning the same to the DIP Commitment Parties.

[Remainder of Page Intentionally Left Blank]

[DIP Commitment Parties’ Signature Pages Redacted]

ACCEPTED AND AGREED AS OF THE DATE

FIRST WRITTEN ABOVE:

AAC HOLDINGS, INC.

By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Chief Executive Officer

AAC HEALTHCARE NETWORK, INC.
ADCARE CRIMINAL JUSTICE SERVICES, INC.
ADCARE HOSPITAL OF WORCESTER, INC.
ADCARE, INC.
ADCARE RHODE ISLAND, INC.
AMERICAN ADDICTION CENTERS, INC.
DIVERSIFIED HEALTHCARE STRATEGIES, INC.
FORTERUS HEALTH CARE SERVICES, INC.
GREEN HILL REALTY CORPORATION
LINCOLN CATHARINE REALTY CORPORATION
SAN DIEGO ADDICTION TREATMENT CENTER, INC.
TOWER HILL REALTY, INC.

By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Sole Director

ADDICTION LABS OF AMERICA, LLC
B&B HOLDINGS INTL LLC
BEHAVIORAL HEALTHCARE REALTY, LLC
BHR ALISO VIEJO REAL ESTATE, LLC
BHR GREENHOUSE REAL ESTATE, LLC
BHR OXFORD REAL ESTATE, LLC
BHR RINGWOOD REAL ESTATE, LLC
CONCORDE REAL ESTATE, LLC
CONCORDE TREATMENT CENTER, LLC
GREENHOUSE TREATMENT CENTER, LLC
LAGUNA TREATMENT HOSPITAL, LLC
NEW JERSEY ADDICTION TREATMENT CENTER, LLC
OXFORD OUTPATIENT CENTER, LLC
OXFORD TREATMENT CENTER, LLC
RECOVERY FIRST OF FLORIDA, LLC
RI - CLINICAL SERVICES, LLC
RIVER OAKS TREATMENT CENTER, LLC
SAGENEX DIAGNOSTICS LABORATORY, LLC
SINGER ISLAND RECOVERY CENTER, LLC
SOBER MEDIA GROUP, LLC
SOLUTION^ REATMENT CENTER, LLC

By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Sole Manager

[AAC - DIP Commitment Letter]

AAC DALLAS OUTPATIENT CENTER, LLC AAC LAS VEGAS OUTPATIENT CENTER, LLC ABTTC, LLC CLINICAL REVENUE MANAGEMENT SERVICES, LLC FITRX, LLC

By: American Addiction Centers, Inc.
Its: Sole Member

By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Sole Director

REFERRAL SOLUTIONS GROUP, LLC
TAJ MEDIA, LLC

By: Sober Media Group, LLC
Its: Sole Member

By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Sole Manager

RECOVERY BRANDS, LLC

By: Referral Solutions Group, LLC
Its: Sole Member

By: Sober Media Group, LLC
Its: Sole Member

	By:	/s/ Andrew McWilliams
Name. Andrew McWilliams
Title: Sole Manager

THE ACADEMY REAL ESTATE, LLC

By: Behavioral Healthcare Realty, LLC
Its: Sole Member

By:	/s/ Andrew McWilliams
Name: Andrew McWilliams
Title: Sole Manager

[AAC - DIP Commitment Letter]

GRAND PRAIRIE PROFESSIONAL GROUP, PA.
LAS VEGAS PROFESSIONAL GROUP - CALARCO, P.C.
OXFORD PROFESSIONAL GROUP, P.C.
PALM BEACH PROFESSIONAL GROUP, PROFESSIONAL
CORPORATION
PONTCHARTRAIN MEDICAL GROUP, A PROFESSIONAL
CORPORATION
SAN DIEGO PROFESSIONAL GROUP, P.C.

By:	/s/ Mark A. Calarco, D.O.
Name: Mark A. Calarco, D.O.
Title: Director

[AAC - DIP Commitment Letter]

SCHEDULE I

DIP Commitment Parties and DIP Commitments

[Redacted]

EXHIBIT A

DIP Term Sheet

Execution Version

EXHIBIT A

TO

DIP COMMITMENT LETTER

AAC HOLDINGS, INC.

SUPERPRIORITY SENIOR SECURED PRIMING

DEBTOR-IN-POSSESSION CREDIT FACILITY

SUMMARY OF MATERIAL TERMS AND CONDITIONS

Capitalized terms used but not otherwise defined in this Summary of Material Terms and Conditions (this “DIP Term Sheet”) shall have the meanings assigned thereto in the DIP Commitment Letter this DIP Term Sheet is attached to and, if not defined therein, in the Prepetition Senior Lien Credit Agreement (as defined below).

Borrower:	AAC Holdings, Inc., a Nevada corporation (the “Borrower”), in its capacity as a debtor and debtor-in-possession in the Chapter 11 Cases.

Guarantors:	Without duplication, (i) each Person that is a Guarantor (as defined in the Prepetition Senior Lien Credit Agreement) or that otherwise guarantees any of the Prepetition Secured Debt and (ii) each Person (other than the Borrower) that is a debtor and debtor-in-possession in the Chapter 11 Cases) (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”), on a joint and several basis.

“Prepetition Secured Debt” means indebtedness or obligations arising in connection with one or more of the following:

(a)   that certain Credit Agreement, dated as of March 8, 2019 (as modified from time to time prior to, and as in effect on, the Petition Date, the “Prepetition Senior Lien Credit Agreement”, and the credit facility provided thereunder, the “Prepetition Senior Lien Facility”, and all debt and other obligations thereunder, the “Prepetition Senior Lien Obligations”), by and among AAC Holdings, Inc., as borrower, the guarantors party thereto, the lenders party thereto (collectively, the “Senior Lenders”) and Ankura Trust Company, LLC (as successor by assignment to Credit Suisse AG), as administrative agent (in such capacity, or its successors and assigns in such capacity, the “Senior Administrative Agent”) and collateral agent (in such capacity, or its successors and assigns in such capacity, the “Senior Collateral Agent”, and together with the Senior Administrative Agent, collectively, the “Senior Agent”); and

(b)   that certain Credit Agreement, dated as of June 30, 2017 (as modified from time to time prior to, and as in effect on, the Petition Date, the “Prepetition Junior Lien Credit Agreement”), by and among the Borrower, the guarantors party thereto, the lenders from to time to time party thereto (collectively, the “Junior Lenders”) and Ankura Trust Company, LLC (as successor by assignment to Credit Suisse AG), as administrative agent (in such capacity, or its successors and assigns in such capacity, the “Junior Administrative Agent”) and as collateral agent (in such capacity, or its successors and assigns in such capacity, the “Junior Collateral Agent”, and together with the Junior Administrative Agent, collectively, the “Junior Agent”).

DIP Agent:	Ankura Trust Company, LLC will act as administrative agent (in such capacity, the “DIP Administrative Agent”) and collateral agent (in such capacity, the “DIP Collateral Agent”, and together with the DIP Administrative Agent, collectively, the “DIP Agent”) for the DIP Lenders with respect to the DIP Facility and will perform the duties customarily associated with such roles.

DIP Lenders:	On the Closing Date (as defined below), the lenders under the DIP Facility (each a “DIP Lender”, and, collectively, the “DIP Lenders”) shall be the DIP Commitment Parties (and/or one or more of their respective designated affiliates, and/or related or managed funds or accounts in accordance with the DIP Commitment Letter).

Type and Amount of the DIP Facility:	A multi-draw superpriority senior secured priming debtor-in-possession term loan credit facility (the “DIP Facility”), in an aggregate principal amount of up to $62.5 million.

Borrowings under the DIP Facility (the “DIP Loans”) shall, subject to the borrowing conditions set forth herein, in the DIP Credit Agreement and in the applicable DIP Order, be incurred as follows:

(a) in one draw on the Closing Date, DIP Loans in an aggregate principal amount of up to $25.5 million (the “Initial Draw”); and

(b)   following entry of the Final DIP Order, DIP Loans in one additional draw in an aggregate principal amount of up to $37 million (the “Final Draw”, and together with the Initial Draw, the “DIP Draws”) .

Notwithstanding anything to the contrary, in no event shall (i) any DIP Commitment Party be required to fund DIP Loans in an aggregate principal amount exceeding its DIP Loan Commitments (as set forth on Schedule I to the DIP Commitment Letter, as in effect on the date hereof) and (ii) the aggregate principal amount of outstanding DIP Loans exceed the aggregate DIP Commitments (as set forth on Schedule I to the DIP Commitment Letter, as in effect on the date hereof). Each DIP Lender’s DIP Commitment shall automatically and permanently be reduced, on a dollar-for-dollar basis, by the amount of DIP Loans funded by it.

Once repaid or prepaid, no portion of the DIP Loans may be reborrowed.

Amortization:	None.

Interest:	At all times prior to the occurrence of an Event of Default (as defined below), interest on the DIP Loans shall accrue at a per annum rate equal to 18%; provided, that (i) the portion of such interest accruing at a per annum rate equal to 10% shall be payable in cash (“Cash Interest Rate”) and (ii) the portion of such interest accruing at a per annum rate equal to 8% shall be payable in kind. All interest shall be paid monthly, in arrears.

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Upon the occurrence and during the continuance of an Event of Default, unless otherwise waived by the Required DIP Lenders or the DIP Agent (acting at the direction of the Required DIP Lenders), the Cash Interest Rate on all DIP Obligations (including interest on overdue principal, interest and other amounts) shall accrue at an additional 2% per annum.

All interest shall be computed on the basis of a three hundred sixty- (360-) day year for the actual number of days elapsed.

Original Issue Discount:	The DIP Loans shall be issued at 97.00% of par value, which shall constitute an original issue discount.

Payments and Fees:	Each DIP Commitment Party shall receive on the Closing Date a commitment payment, payable in cash, in an amount equal to 6.0% of such DIP Commitment Party’s DIP Loan Commitment (as set forth on Schedule I to the DIP Commitment Letter, as in effect on the date hereof) (the “DIP Commitment Payment”), which DIP Commitment Payment shall be deemed earned in full on the date the DIP Commitment Letter is fully executed and shall be payable in accordance with such other terms as shall be set forth in the DIP Credit Agreement.

The DIP Agent shall receive such fees and other amounts as are agreed to by the DIP Agent and the Loan Parties (with the Required DIP Commitment Parties’, consent) and set forth in the DIP Agency Fee Letter.

Documentation:	The DIP Facility will be governed by, and documented pursuant to, and the DIP Obligations shall be secured and guaranteed pursuant to terms set forth in, as applicable, a credit agreement (the “DIP Credit Agreement”), an interim order entered by the Bankruptcy Court approving the DIP Facility on an interim basis (the “Interim DIP Order”), a final order entered by the Bankruptcy Court approving the DIP Facility on a final basis (the “Final DIP Order”, and together with the Interim DIP Order, the “DIP Orders”), and such other definitive agreements, documents and instruments (including, as applicable, the related notes, security agreements, collateral agreements, pledge agreements, control agreements, guarantees and mortgages) as are, in each case, usual and customary for debtor-in-possession financings of this type, necessary or desirable to effectuate the financing contemplated hereby and/or otherwise required by the Required DIP Commitment Parties or the DIP Agent (such agreements, documents and instruments, together with the DIP Credit Agreement and the DIP Orders, collectively, the “DIP Loan Documents”); provided, that, each DIP Loan Document shall be in form and substance satisfactory to the Required DIP Commitment Parties and, subject to the foregoing, shall be based on the corresponding definitive documentation governing the Prepetition Senior Lien Obligations (including, for the avoidance of doubt, the Prepetition Senior Lien Credit Agreement), subject to such modifications (in each case, satisfactory to the Required DIP Commitment Parties) as are (i) required to give effect to, and reflect, the terms and provisions set forth in, this DIP Term Sheet and (ii) usual and customary for debtor-in-possession financings, and/or otherwise necessary or desirable to effectuate the financing contemplated hereby and/or to reflect the capital structure and operational requirements of the Loan Parties (the foregoing standards, the “Documentation Principles”).

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Closing Date:	The business day on or after the date of entry of the Interim DIP Order on which all of the conditions precedent to effectiveness and the Initial Draw set forth in the DIP Credit Agreement are satisfied or waived by the Required DIP Commitment Parties in accordance with the DIP Credit Agreement (such date, the “Closing Date”).

Maturity:	All unfunded DIP Commitments will terminate, and all DIP Obligations (as defined below) will be immediately due and payable in full in cash on the earliest of: (a) the date that is nine (9) months after the Closing Date (the “Maturity Date”); (b) if the Final DIP Order has not been entered by the Bankruptcy Court on or before the date that is thirty-five (35) calendar days after the Petition Date (which date may be extended by the Required DIP Lenders), on such date; (c) the date of consummation of any sale of all or substantially all of the assets of the Loan Parties pursuant to section 363 of the Bankruptcy Code; (d) the date of acceleration of the DIP Loans and the termination of the DIP Commitments pursuant to the terms of the DIP Credit Agreement; and (e) the effective date of a plan of reorganization in the Chapter 11 Cases (the “Effective Date”) (such earliest date, the “Termination Date”).

Use of Proceeds:	Proceeds of the DIP Loans will be used only for the following purposes, in each case, in accordance with and subject to a budget acceptable to the Required DIP Lenders (the “Approved Budget”), subject to permitted variances, then in effect: (a) the general corporate and working capital purposes of the Loan Parties; (b) the payment of interest, fees, costs and expenses related to the DIP Facility (including the fees and expenses of (i) Stroock & Stroock & Lavan LLP (“Stroock”), counsel to the Required DIP Lenders, (ii) Young Conaway Stargatt & Taylor LLP (“Young Conaway”), Delaware counsel to the Required DIP Lenders, (iii) such other local and special counsel to the Required DIP Lenders, (iv) Kilpatrick Townsend & Stockton LLP (“Kilpatrick”), counsel to the DIP Agent, (v) Richards Layton & Finger, PA (“RLF”), Delaware counsel to the DIP Agent, (vi) FTI Consulting, Inc. (“FTI”), financial advisor to the Required DIP Lenders, (vii) Moelis & Company (“Moelis”), investment banker to the Required DIP Lenders, and (viii) such other consultants, financial and other advisors, accountants and other professionals as required by the Required DIP Lenders (together with Stroock, Young Conaway, FTI, Moelis and each of the other persons described in foregoing clauses (i) through (vi), collectively, the “DIP Lender Advisors”, and all fees, expenses and disbursements thereof, the “DIP Lender Advisor Expenses”)); (c) to make all permitted payments of costs of administration of the Chapter 11 Cases; (d) to satisfy any adequate protection obligations owing under the DIP Orders, as set forth below; and (e) to make any other payments permitted by the Approved Budget (including the payment of interest, fees, costs and expenses of professionals retained by the Loan Parties).

No proceeds of the DIP Facility shall be used to investigate, challenge, object to, contest or raise any defense to, the validity, security, perfection, priority, extent or enforceability of any amount due under or the liens or claims granted under or in connection with the Prepetition Secured Debt; provided, however, that the DIP Orders shall provide for a customary investigation budget of not more than $25,000 that may be utilized by an official committee of unsecured creditors appointed in the Chapter 11 Cases to investigate the validity, security, perfection, priority, extent or enforceability of any amount due under or the liens or claims granted under or in connection with the Prepetition Secured Debt.

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Mandatory Prepayments:	The DIP Credit Agreement will contain mandatory prepayment provisions determined in accordance with the Documentation Principles.

Voluntary Prepayments:	The DIP Credit Agreement will contain optional prepayment provisions determined in accordance with the Documentation Principles.

Termination Payment:	If (A) all or any portion of the DIP Loans is prepaid, repaid or otherwise paid for any reason (including as a result of (i) the occurrence of the Termination Date, (ii) any voluntary or mandatory prepayment or (iii) any payment following acceleration or after a Default or Event of Default) or (B) the Termination Date occurs or the DIP Facility is accelerated for any reason (including as a result of an Event of Default, by operation of law or otherwise), the Loan Parties shall be required to pay to each DIP Lender its pro rata share of a cash amount equal to (x) in the case of clause (A), 5.00% of the aggregate principal amount of DIP Loans subject to the applicable payment and (y) in the case of clause (B), 5.00% of the aggregate principal amount of DIP Loans outstanding.

Priority and Security under DIP Facility:	All obligations of the Borrower and the Guarantors to the DIP Agent and the DIP Lenders under the DIP Facility, including, without limitation, all principal and accrued interest, premiums (if any), costs, fees, expenses and any other amounts due under the DIP Facility (collectively, the “DIP Obligations”), shall be secured by the following continuing, valid, binding, enforceable, non-avoidable, and automatically and properly perfected liens on (the “DIP Liens”) and security interests in all assets and properties (whether tangible, intangible, real, personal, or mixed) of the Loan Parties (other than certain Excluded Assets to be defined in the Credit Agreement), whether owned by or owing to the Loan Parties on the Petition Date, or acquired after the Petition Date, or arising in favor of, the Loan Parties (including under any trade names, styles, or derivations thereof), and whether owned or consigned by or to, or leased from or to, or thereafter acquired by, the Loan Parties, and regardless of where located, before or after the Petition Date, including, without limitation, subject to entry of the Final DIP Order, all proceeds of claims and causes of action arising under chapter 5 of the Bankruptcy Code (the “DIP Collateral”):

(a)   secured pursuant to section 364(c)(2) of the Bankruptcy Code by a valid, enforceable, non-avoidable and automatically and fully perfected first- priority DIP Lien on, and security interest in, all DIP Collateral that is not subject to a perfected, enforceable and non-avoidable lien or security interest as of the Petition Date, subject only to the Carve-Out;

(b)   secured pursuant to section 364(c)(3) of the Bankruptcy Code by a valid, enforceable, non-avoidable and automatically and fully perfected junior DIP Lien on, and security interest in, all DIP Collateral that is subject to a valid, perfected, enforceable and unavoidable lien or security interest on the Petition Date (other than a lien securing the Prepetition Secured Debt) or subject to a lien or security interest in existence on the Petition Date that is perfected subsequent thereto as permitted by Bankruptcy Code §546(b) (the “Permitted Prior Senior Liens”), in each case, that is permitted to be senior to the DIP Liens pursuant to the DIP Orders, subject only to the Carve-Out and the Permitted Prior Senior Liens; and

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(c)   secured pursuant to section 364(d)(1) of the Bankruptcy Code by a valid, enforceable, non-avoidable and automatically and fully perfected first priority, senior priming DIP Lien on, and security interest in all DIP Collateral that also constitutes collateral securing the Prepetition Secured Debt, subject only to the Carve-Out and the Permitted Prior Senior Liens.

The DIP Liens shall be effective and perfected as of the entry of the Interim DIP Order and without requiring the execution, filing or recording of mortgages, security agreements, pledge agreements, control agreements, financing statements or other agreements or instruments, or the taking of any action to obtain possession or control of any collateral. Notwithstanding anything to the contrary, the Required DIP Lenders may, in their sole discretion, require the execution, filing or recording of any or all of the documents described in the preceding sentence and/or the taking of any action so that the DIP Collateral Agent obtains possession or control of any collateral.

Superpriority DIP Claims:	All of the claims of the DIP Agent and the DIP Lenders on account of the DIP Obligations shall be entitled to the benefits of section 364(c)(1) and 364(e) of the Bankruptcy Code, and shall have superpriority over any and all administrative expenses of the kind that are specified in sections 105, 326, 328, 330, 331, 364(c)(1), 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113, 1114 or any other provisions of the Bankruptcy Code (the “Superpriority DIP Claims”), subject only to the Carve-Out. The Superpriority DIP Claims shall have recourse against each of the Debtors on a joint and several basis, and shall be payable from and have recourse to all DIP Collateral.

Carve-Out:	The Carve-Out shall include the following: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under 28 U.S.C. § 1930(a)(6); (ii) all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an amount not to exceed $10,000; (iii) prior to the delivery of a Carve Out Notice (as defined below), to the extent allowed by the Bankruptcy Court (whether such allowance occurs before or after the delivery of a Carve-Out Notice) and subject to the Approved Budget, all accrued and unpaid fees and expenses incurred by professionals retained by the Debtors and one official committee of creditors (the “Estate Professionals”) before the delivery of a Carve-Out Notice (in each case, less prepetition retainers received by such Case Professionals and not applied to the fees, disbursements, costs and expenses set forth in this clause (iii)); provided, however, that if an Estate Professional’s actual fees and expenses incurred during any month (A) are less than the amount budgeted for such Estate Professional in the Approved Budget for such month, then the difference between the budgeted amount and the actual amount shall be added to the budgeted amounts for such Estate Professional for the immediately following month for the purposes of calculating the Carve-Out under this clause (iii), and (B) if an Estate Professionals’ actual fees and expenses incurred during any month exceed the amount budgeted for such Estate Professional in the Approved

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Budget, then any such excess amounts shall be included in the Carve-Out pursuant to this clause (iii) if, and to the extent that, the aggregate amount incurred by such Estate Professional pursuant to this clause (iii) does not exceed the aggregate amount budgeted for such Estate Professional for the entire term shown in the Approved Budget; and (iv) after the date of the delivery of a Carve Out Notice, to the extent allowed by the Bankruptcy Court, all unpaid fees and expenses incurred by (A) professionals retained by the Debtors in an aggregate amount not to exceed $250,000 and (B) one official committee of unsecured creditors in an aggregate amount not to exceed $25,000. For purposes of the foregoing, “Carve Out Notice” shall mean a written notice delivered by the DIP Agent at the direction of the Required DIP Lenders to the Loan Parties and their counsel, the United States Trustee, and lead counsel to any official committee, which notice may be delivered following the occurrence of an Event of Default.

Conditions Precedent to Closing and DIP Draws:	The DIP Credit Agreement will contain conditions precedent to the effectiveness of the DIP Loan Documents and the availability of the DIP Loans at each applicable draw determined in accordance with the Documentation Principles, the satisfaction (or waiver) of which conditions precedent shall be determined by the Required DIP Commitment Parties (in connection with the Closing and the Initial Draw) or the Required DIP Lenders (in connection with any subsequent DIP Draw).

Representations and Warranties:	The DIP Credit Agreement will contain representations and warranties with respect to the Loan Parties and their subsidiaries determined in accordance with the Documentation Principles.

Financial & Other Reporting:	The DIP Credit Agreement will contain financial and other reporting covenants determined in accordance with the Documentation Principles, including, without limitation, budget and cash flow reporting and variance analysis requirements.

Chapter 11 Cases Milestones:	The Loan Parties shall be required to comply with certain milestones related to the Loan Parties’ Chapter 11 Cases as are set forth on Annex A hereto and such other milestones as may be included in the DIP Credit Agreement and the Restructuring Support Agreement, as determined by the Required DIP Commitment Parties in their sole discretion (collectively, the “Milestones”).

Affirmative and Negative Covenants:	The DIP Credit Agreement will contain affirmative and negative covenants determined in accordance with the Documentation Principles, including, without limitation, (a) budget compliance and (b) compliance with the Milestones. For the avoidance of doubt, the various baskets contained in the Priming Credit Agreement for, among other things, incurrence of debt, liens, restricted payments, investments and assets sales, will not be available under the DIP Facility.

Events of Default and Remedies:	The DIP Credit Agreement will contain defaults and events of default (each, an “Event of Default”) determined in accordance with the Documentation Principles, including, without limitation:

1. failure by the Loan Parties to pay (i) principal when due under the DIP Facility and (ii) interest or other amounts within five (5) business days of when due under the DIP Facility;

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2. failure by the Debtors to comply with the Milestones;

3. failure to comply with (i) affirmative covenants or (ii) negative covenants, subject to agreed-upon cure periods with respect to certain covenants;

4.  non-performance or breach of representations, warranties and other obligations under the DIP Credit Agreement or the other DIP Loan Documents (subject to such grace periods as may be agreed to by the Required DIP Commitment Parties and set forth in the DIP Credit Agreement);

5. occurrence of a Change of Control (to be defined in a manner consistent with the Documentation Principles);

6.  the Debtors shall institute any proceeding or investigation or support the same by any other person who may challenge the status and/or validity of the DIP Liens or any liens securing the Prepetition Senior Lien Obligations or any other Prepetition Debt;

7. termination of the Restructuring Support Agreement;

8. dismissal of the Chapter 11 Cases which does not provide for the payment in full in cash of all obligations under the DIP Facility;

9. conversion of the Chapter 11 Cases or an appointment of a trustee or examiner (or a Loan Party seeking such relief);

10. termination of exclusivity;

11.  payment of any prepetition indebtedness other than as provided in any “first day order” in form and substance acceptable to the Required DIP Lenders or as otherwise consented to by the Required DIP Lenders;

12. the filing by the Debtors of a chapter 11 plan of reorganization that is not an Acceptable Plan (as defined in Annex A hereto);

13. the Debtors not having a chief restructuring officer acceptable to the Required DIP Lenders; and

14. other events of default as determined appropriate by the Required DIP Commitment Parties.

The DIP Agent and the DIP Lenders shall have customary remedies determined in accordance with the Documentation Principles and such remedies as are otherwise determined appropriate by the Required DIP Lenders, including, without limitation, without further order from the Bankruptcy Court, the automatic stay provisions of section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the DIP Agent and the DIP Lenders to exercise, upon the occurrence and during the continuance of any Event of Default, all rights and remedies provided for in the DIP Loan Documents, and to take any or all such actions without further order of or application to the Bankruptcy Court.

The Loan Parties shall waive any right to seek relief under the Bankruptcy Code, including under section 105 thereof, to the extent such relief would restrict or impair the rights and remedies of the DIP Agent and the DIP Lenders set forth in the DIP Orders and in the DIP Loan Documents.

Adequate Protection:	The holders of the Prepetition Senior Lien Obligations will receive: payment of all accrued and unpaid interest as of the Closing Date, post-petition and replacement liens (junior to the DIP Liens), superpriority claims, payment of professional fees and current cash interest at the non-default rate (without prejudice to the inclusion of default interest in the allowed claim amount for holders of the Prepetition Senior Lien Obligations).

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The holders of the Prepetition Junior Lien Obligations will receive: post-petition and replacement liens (junior to the DIP Liens, the adequate protection liens granted to the Senior Agent and the Senior Lenders and the liens securing the Prepetition Senior Lien Obligations), superpriority claims and payment of professional fees.

Required DIP Lenders:	As of any date of determination, DIP Lenders holding a majority of the sum of (i) the aggregate principal amount of the DIP Loans outstanding on such date plus (ii) the aggregate unfunded DIP Commitments in effect on such date (the “Required DIP Lenders”).

Assignments:	The DIP Credit Agreement shall contain assignment provisions determined in accordance with the Documentation Principles; provided, that each assignee shall be required to become a party to the Restructuring Support Agreement prior to or concurrently with acquiring any DIP Loans.

Waiver of Marshalling, 506(c) Claims and 552(b) Exception:	The DIP Orders shall (subject to entry of the Final DIP Order in the case of the Interim DIP Order) (i) provide that in no event shall the DIP Agent, the DIP Lenders, the Senior Agent or the Junior Agent be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the enforcement of remedies, (ii) approve the waiver of all 506(c) claims, and (iii) approve a waiver of the “equities of the case” exception under section 552(b) of the Bankruptcy Code.

Miscellaneous:	The DIP Credit Agreement and the DIP Orders will, among other provisions deemed appropriate by the Required DIP Commitment Parties, also contain the following, each of which shall be in form and substance satisfactory to the Required DIP Commitment Parties:

(a) A provision providing an indemnification from the Loan Parties to the DIP Agent and each of the DIP Lenders determined in accordance with the Documentation Principles.

(b)   A provision providing for the reimbursement of DIP Lender Advisor Expenses and, without duplication, the fees, costs and expenses of the DIP Agent and each of the DIP Lenders determined in accordance with the Documentation Principles and providing, among other things, for reimbursement of the fees, costs and expenses of the DIP Lender Advisors and DIP Agent Advisors.

(c)   Provisions providing that the Loan Parties shall stipulate (and release and waive any claim, challenge or cause of action) to the allowed amount of, and the validity, enforceability, perfection and priority of the liens and obligations arising under, the Prepetition Credit Agreements, and such stipulation shall be binding on other Persons, subject to a challenge period for the official committee of unsecured creditors and other parties in interest (other than the Loan Parties).

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(d)   A provision that, in connection with any sale of any of the Loan Parties’ assets under section 363 of the Bankruptcy Code or under a plan of reorganization, (1) the DIP Agent, at the direction of the Required DIP Lenders, shall have the absolute right to credit bid all or a portion of the DIP Obligations; and (2) the Senior Agent and the Junior Agent, at the direction of the applicable Required Prepetition Lenders, shall have the absolute right to credit bid all or a portion of the Prepetition Obligations.

(e)   Yield protection provisions determined in accordance with the Documentation Principles (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes).

Governing Law:	Except as governed by the Bankruptcy Code, New York.

Counsel to the DIP Lenders:	Stroock & Stroock & Lavan LLP

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ANNEX A

Milestones

The Loan Parties shall be required to comply with the following Milestones:

1.	on or before June 21, 2020, the Petition Date shall have occurred;

2.

on or before the date that is five (5) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order, in form and substance acceptable to the Required DIP Commitment Parties;

3.

on or before the date that is fifteen (15) calendar days after the Petition Date, the Loan Parties shall have filed with the Bankruptcy Court a motion, in form and substance reasonably acceptable to the Required DIP Lenders, approving the bidding procedures (the “Acceptable Bidding Procedures”) in connection with a sale of substantially all of the Loan Parties’ assets;

4.

on or before the date that is thirty-five (35) calendar days after the Petition Date, the Loan Parties shall have filed with the Bankruptcy Court (a) a plan of reorganization in form and substance acceptable to the Required DIP Lenders, in their sole discretion (an “Acceptable Plan”) (it being understand that a plan of reorganization consistent with the Restructuring Term Sheet shall constitute an Acceptable Plan), (b) a disclosure statement in respect of such Acceptable Plan in form and substance reasonably acceptable to the Required DIP Lenders in their sole discretion (the “Acceptable Disclosure Statement”), (c) a motion, in form and substance reasonably acceptable to the Required DIP Lenders, to approve solicitation of such Acceptable Plan;

5.

on or before the date that is thirty-five (35) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order, in form and substance acceptable to the Required DIP Lenders;

6.

on or before the date that is forty (40) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Acceptable Bidding Procedures, in form and substance reasonably acceptable to the Required DIP Lenders;

7.

on or before the date that is sixty-five (65) calendar days following the Petition Date, the Bankruptcy Court shall have entered an order approving the Acceptable Disclosure Statement, including the solicitation of an Acceptable Plan, in form and substance reasonably acceptable to the Required DIP Lenders;

8.

on or before the date that is one hundred (110) calendar days following the Petition Date, the Bankruptcy Court shall have entered an order confirming the Acceptable Plan, in form and substance acceptable to the Required DIP Lenders; and

9.	on or before the date that is one hundred twenty-five (125) calendar days following the Petition Date, the effective date of the Acceptable Plan shall have occurred.